                               STOCK PURCHASE AGREEMENT

                            Dated as of February 22, 1999

                                       Between

                               Zenith Insurance Company

                                         and

                         Nationwide Mutual Insurance Company










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                                  TABLE OF CONTENTS

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SECTION 1.  CERTAIN DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . 1

     1.1    Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

SECTION 2.  PURCHASE OF THE SHARES; PURCHASE PRICE; AND CLOSING. . . . . . . . 9

     2.1    Purchase of the Shares . . . . . . . . . . . . . . . . . . . . . . 9
     2.2    Purchase Price . . . . . . . . . . . . . . . . . . . . . . . . . . 9
     2.3    Closing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
     2.4    Purchase Price Adjustment. . . . . . . . . . . . . . . . . . . . .10
     2.5    1998 Pro Forma Balance Sheet . . . . . . . . . . . . . . . . . . .14
     2.6    Real Estate Valuation Adjustment . . . . . . . . . . . . . . . . .14

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER . . . . . . . . . . . . .15

     3.1    Capacity of Seller . . . . . . . . . . . . . . . . . . . . . . . .15
     3.2    Organization and Qualification . . . . . . . . . . . . . . . . . .16
     3.3    Authority Relative to this Agreement . . . . . . . . . . . . . . .16
     3.4    No Violation; Governmental Filings . . . . . . . . . . . . . . . .16
     3.5    Capitalization of CalFarm; Title to the Shares . . . . . . . . . .17
     3.6    Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     3.7    No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . .18
     3.8    Financial Statements . . . . . . . . . . . . . . . . . . . . . . .19
     3.9    Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . .20
     3.10   Absence of Undisclosed Liabilities . . . . . . . . . . . . . . . .20
     3.11   Absence of Certain Changes or Events . . . . . . . . . . . . . . .21
     3.12   Real Estate. . . . . . . . . . . . . . . . . . . . . . . . . . . .21
     3.13   Registrations. . . . . . . . . . . . . . . . . . . . . . . . . . .22
     3.14   Intentionally Omitted. . . . . . . . . . . . . . . . . . . . . . .22
     3.15   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
     3.16   Material Contracts . . . . . . . . . . . . . . . . . . . . . . . .23
     3.17   ERISA. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
     3.18   Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . . .29
     3.19   Operations Insurance . . . . . . . . . . . . . . . . . . . . . . .30
     3.20   Cancellations. . . . . . . . . . . . . . . . . . . . . . . . . . .30
     3.21   Tangible Property; Liens and Security Interest . . . . . . . . . .31
     3.22   Tax Returns and Taxes. . . . . . . . . . . . . . . . . . . . . . .31
     3.23   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .32
     3.24   Interests of Officers. . . . . . . . . . . . . . . . . . . . . . .33

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     3.25   Employees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .33
     3.26   Intellectual Property. . . . . . . . . . . . . . . . . . . . . . .34
     3.27   Books and Records. . . . . . . . . . . . . . . . . . . . . . . . .34
     3.28   Environmental Matters. . . . . . . . . . . . . . . . . . . . . . .34
     3.29   Labor Relations and Employment . . . . . . . . . . . . . . . . . .36
     3.30   Transactions with Affiliates . . . . . . . . . . . . . . . . . . .37
     3.31   Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     3.32   Intercompany Agreements. . . . . . . . . . . . . . . . . . . . . .38
     3.33   Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     3.34   No Misleading or Untrue Statements . . . . . . . . . . . . . . . .38

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . .39

     4.1    Capacity of Buyer. . . . . . . . . . . . . . . . . . . . . . . . .39
     4.2    Validity and Execution of Agreement. . . . . . . . . . . . . . . .39
     4.3    No Conflict. . . . . . . . . . . . . . . . . . . . . . . . . . . .39
     4.4    Broker's or Finder's Fees. . . . . . . . . . . . . . . . . . . . .40
     4.5    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
     4.6    Investment Representation. . . . . . . . . . . . . . . . . . . . .40
     4.7    Section 338(h)(10) Election. . . . . . . . . . . . . . . . . . . .41
     4.8    Solvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41

SECTION 5.  SELLER'S PRE-CLOSING COVENANTS . . . . . . . . . . . . . . . . . .41

     5.1    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
     5.2    Notices and Consents . . . . . . . . . . . . . . . . . . . . . . .41
     5.3    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . .42
     5.4    Full Access; Delivery of SAP Statements. . . . . . . . . . . . . .44
     5.5    Notice of Developments . . . . . . . . . . . . . . . . . . . . . .44
     5.6    Exclusivity. . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     5.7    Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . .44
     5.8    Insurance. . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
     5.9    Maintenance of Records . . . . . . . . . . . . . . . . . . . . . .45
     5.10   Compliance with Laws . . . . . . . . . . . . . . . . . . . . . . .45
     5.11   Termination of Intercompany Agreements; Related Transfers. . . . .45
     5.12   Continued Effectiveness of Representations and Warranties. . . . .45
     5.13   Employment Agreements. . . . . . . . . . . . . . . . . . . . . . .46
     5.14   Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .46
     5.15   Transition Services Agreement. . . . . . . . . . . . . . . . . . .46

SECTION 6.  BUYER'S PRE-CLOSING COVENANTS. . . . . . . . . . . . . . . . . . .46

     6.1    General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

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     6.2    Notice of Developments . . . . . . . . . . . . . . . . . . . . . .46
     6.3    Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . .47
     6.4    Notices and Consents . . . . . . . . . . . . . . . . . . . . . . .47
     6.5    Transition Services Agreement. . . . . . . . . . . . . . . . . . .47
     6.6    CalFarm's Business . . . . . . . . . . . . . . . . . . . . . . . .47
             . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .47

SECTION 7.  CONDITIONS TO OBLIGATIONS OF SELLER. . . . . . . . . . . . . . . .48

     7.1    Accuracy of Representations and Warranties . . . . . . . . . . . .48
     7.2    Performance by Buyer . . . . . . . . . . . . . . . . . . . . . . .48
     7.3    Legal Challenge. . . . . . . . . . . . . . . . . . . . . . . . . .48
     7.4    Approvals. . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
     7.5    Material Changes . . . . . . . . . . . . . . . . . . . . . . . . .49
     7.6    Depooling Agreement and Related Transfers. . . . . . . . . . . . .49

SECTION 8.  CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . . . .49

     8.1    Accuracy of Representations and Warranties . . . . . . . . . . . .49
     8.2    Performance by Seller. . . . . . . . . . . . . . . . . . . . . . .49
     8.3    Approvals and Other Consents . . . . . . . . . . . . . . . . . . .49
     8.4    Legal Challenge. . . . . . . . . . . . . . . . . . . . . . . . . .50
     8.5    Depooling Agreement and Related Transfers. . . . . . . . . . . . .50
     8.6    Farm Bureau Sponsorship Agreement. . . . . . . . . . . . . . . . .50

SECTION 9.  ACTIONS AT CLOSING BY SELLER . . . . . . . . . . . . . . . . . . .50

SECTION 10. ACTIONS AT CLOSING BY BUYER. . . . . . . . . . . . . . . . . . . .51

SECTION 11. POST-CLOSING COVENANTS . . . . . . . . . . . . . . . . . . . . . .52

     11.1   General. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .52
     11.2   Litigation Support . . . . . . . . . . . . . . . . . . . . . . . .52
     11.3   Non-Solicitation . . . . . . . . . . . . . . . . . . . . . . . . .52
     11.4   Non-Competition. . . . . . . . . . . . . . . . . . . . . . . . . .53
     11.5   Benefit Plans. . . . . . . . . . . . . . . . . . . . . . . . . . .54
     11.6   Employee and Director Contracts, Agreements and Commitments. . . .54
     11.7   Credited Service Under Employee Plans. . . . . . . . . . . . . . .55
     11.8   Employee Welfare Benefit . . . . . . . . . . . . . . . . . . . . .55
     11.9   Settlement of Intercompany Balances. . . . . . . . . . . . . . . .55

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SECTION 12. TAX MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . .56

     12.1   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
     12.2   Tax Returns and Payments . . . . . . . . . . . . . . . . . . . . .57
     12.3   Refunds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     12.4   Contests . . . . . . . . . . . . . . . . . . . . . . . . . . . . .58
     12.5   Time of Payment. . . . . . . . . . . . . . . . . . . . . . . . . .59
     12.6   Cooperation and Exchange of Information. . . . . . . . . . . . . .59
     12.7   Conveyance Taxes . . . . . . . . . . . . . . . . . . . . . . . . .60
     12.8   Section 338(h)(10) Election. . . . . . . . . . . . . . . . . . . .61
     12.9   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . .62

SECTION 13. TERMINATION AND REMEDIES . . . . . . . . . . . . . . . . . . . . .63

     13.1   Termination of Agreement . . . . . . . . . . . . . . . . . . . . .63

SECTION 14. GENERAL SURVIVAL; INDEMNIFICATION MEDIATION AND LITIGATION . . . .64

     14.1   Survival of Representations. . . . . . . . . . . . . . . . . . . .64
     14.2   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . .64
     14.3   Mediation. . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
     14.4   Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . .67

SECTION 15. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . .68

     15.1   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
     15.2   Execution in Counterparts; Binding Effect. . . . . . . . . . . . .68
     15.3   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . .68
     15.4   Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . .68
     15.5   Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
     15.6   Titles and Headings. . . . . . . . . . . . . . . . . . . . . . . .70
     15.7   Successors and Assigns; Beneficiaries. . . . . . . . . . . . . . .70
     15.8   No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . .70
     15.9   Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . .70
     15.10  Waivers and Amendments . . . . . . . . . . . . . . . . . . . . . .71
     15.11  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     15.12  Succession and Assignment. . . . . . . . . . . . . . . . . . . . .71
     15.13  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .71
     15.14  Specific Performance . . . . . . . . . . . . . . . . . . . . . . .71
     15.15  Public Announcements . . . . . . . . . . . . . . . . . . . . . . .72

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
ANNEX A     Depooling Agreement
ANNEX B     Valuation Source of Certain Securities
ANNEX C     Form of Employment Agreement
ANNEX D     List of Employees

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                                      -v-

                               STOCK PURCHASE AGREEMENT


          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of this 22nd day of February, 1999 by Zenith Insurance Company, a California corporation ("Seller"), and Nationwide Mutual Insurance Company, an Ohio mutual insurance company ("Buyer").

                                      BACKGROUND

A. Seller currently owns all of the outstanding shares of common stock (the "Shares") of CalFarm Insurance Company, a California corporation ("CalFarm").

B. Seller now desires to sell the Shares and Buyer desires to purchase the Shares on the terms and conditions set forth in this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the parties hereby agree as follows:

                                      SECTION 1.
                                 CERTAIN DEFINITIONS

          1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the meanings set forth below:

          "ACCOUNTING REFEREE" shall have the meaning as set forth in Section
2.4 of this Agreement.

          "AFFILIATE" means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with another Person or beneficially owns or has the power to vote or direct the vote of ten percent (10%) or more of the voting stock (or any other form of general partnership, limited partnership or voting equity interest in the case of a Person that is not a corporation) of such Person; except that, in the case of Seller and its Subsidiaries, "Affiliate" shall not be deemed to include Reliance Insurance Company or any Person (not including Seller and its Subsidiaries) who might otherwise be deemed to be an Affiliate of Reliance Insurance Company. For purposes of this definition, "control," including the terms "controlling," and "controlled," means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or credit agreement, as trustee, partner or executor or otherwise.

          "AGREEMENT" shall mean collectively this "Stock Purchase Agreement" including the Disclosure Schedule and Annexes hereto.

          "ANNUAL STATEMENT" shall have the meaning as set forth in Section 3.8 of this Agreement.

          "ASSETS" shall mean, as to a Person, all rights, titles, franchises and interests in and to every species of property, real, personal and mixed, and choses in action thereunto belonging, including, but not limited to, Environmental Permits, Investment Assets, Intellectual Property, Contracts, Licenses, privileges and all other assets whatsoever, tangible or intangible, of such Person.

          "AUDITED CLOSING BALANCE SHEET" shall have the meaning as set forth in
Section 2.4(a) of this Agreement.

          "BENEFIT ARRANGEMENT" shall mean any material employment, severance or similar contract, arrangement or policy, or any plan or arrangement (whether or not written) providing for severance benefits, insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, fringe benefits, perquisites for directors, executives, or other employees (including, but not limited to, company automobiles, clubs, vacations, child care, parenting, sabbatical, life insurance, or other types of insurance), profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

          "BENEFIT PLAN" shall mean either an Employee Plan or a Benefit Arrangement(s).

          "BUSINESS" shall mean, as to a Person, the business, operations, activities and affairs of such Person.

          "BUSINESS DAY" shall mean any day other than Saturday, Sunday or other day on which banks are authorized or required to be closed by law in Ohio or California.

          "BUYER MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, financial condition, and results of operations of Buyer considered as a whole.

          "CAL-AG" means Cal-Ag Insurance Services, Inc., a California corporation.

          "CALFARM AGENCY" means CalFarm Insurance Agency, a California corporation.

          "CALFARM MATERIAL ADVERSE EFFECT" means (i) any material adverse effect on the business, financial condition, and results of operations of CalFarm considered as a whole or (ii) any loss or Liability which reduces CalFarm's statutory surplus by more than $6 million.

          "CLOSING" shall have the meaning as set forth in Section 2.3 of the Agreement.

          "CLOSING DATE" shall have the meaning as set forth in Section 2.3 of this Agreement.

          "CLOSING BALANCE SHEET" shall have the meaning set forth in Section
2.4 of this Agreement.

          "CODE" means the Internal Revenue Code of 1986, as amended.

          "COMPUTER SOFTWARE" shall mean any and all computer software consisting of sets of statements or instructions to be used, directly or indirectly, in a computer, and may include some or all of the following:
(i) source codes, object codes and natural language codes thereof and component modules thereof, (ii) versions thereof, (iii) screen displays and designs thereof and (iv) user, technical, training and other documentation relating to any of the foregoing.

          "CONFIDENTIALITY AGREEMENT" shall mean the letter agreement dated November 2, 1998 between Buyer and Zenith National Insurance Corp.

          "CONSENT(S) OR FILING(S)" shall have the meaning as set forth in
Section 3.4 of this Agreement.

          "CONTRACT" or "CONTRACTS" shall mean a contract, agreement, commitment, indenture, note, bond, mortgage, license, lease, assignment, arrangement or understanding, whether written or oral.

          "DEPOOLING AGREEMENT" shall mean Amendment No. 4 to the Reinsurance and Pooling Agreement between Seller, CalFarm, ZNAT Insurance Company and Zenith Star Insurance Company substantially in the form and on the terms of the form agreement attached hereto as Annex A.

          "DISCLOSURE SCHEDULE(s)" shall mean the schedules of even date herewith from Seller to Buyer containing various disclosures with respect to Seller and to the representations and warranties of Seller as set forth in this Agreement.

          "EMPLOYEE BENEFIT PLAN" has the meaning as defined in Section 3(3) of ERISA.

          "EMPLOYEE PENSION BENEFIT PLAN" has the meaning set forth in Section 3(2) of ERISA.

          "EMPLOYEE PLAN" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan; (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan; (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan); (iv) Employee Welfare Benefit Plan; or (v) material fringe benefit plan or program.

          "EMPLOYEE WELFARE BENEFIT PLAN" has the meaning set forth in Section 3(1) of ERISA.

          "ENVIRONMENTAL CLAIM" shall mean any investigation, notice of violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial or private in nature) arising: (i) pursuant to, or in connection with, an actual or alleged violation of any Environmental Law;
(ii) in connection with any Hazardous Material or actual or alleged activity associated with any Hazardous Material; (iii) from any abatement, removal, remedial, corrective or other response action in connection with any Hazardous Material, pursuant to any decree of any federal, state or local governmental authority; or (iv) from any actual or alleged damage, injury, threat or harm to health, safety, natural resources, or the environment. Environmental Claim shall not include claims for coverage by an insured.

          "ENVIRONMENTAL, HEALTH AND SAFETY LAWS" or "ENVIRONMENTAL LAWS" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 ET SEQ. ("CERCLA"), and the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ. ("RCRA") and the Occupational Safety and Health Act of 1970, 29 U.S.C.
Section 651 ET SEQ. ("OSHA"), each as amended, together with all other applicable laws (including rules, regulations, codes, judgments, orders, decrees and rulings thereunder) of federal, state and local governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, such as laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

          "ENVIRONMENTAL PERMIT" shall mean any permit, license, variance, certificate, consent, letter, clearance, closure, exemption, authorization, decision or action or approval required to be obtained from any federal, state or local governmental authority with jurisdiction over and pursuant to any Environmental Law.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Section 1001 ET SEQ.

          "ERISA AFFILIATE" shall mean, as to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of
Section 414(b) of the Code, which includes such Person, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code, which includes such Person, and (iii) any member of an affiliated service group within the meaning of Sections 414(m) and (o) of the Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.

          "GAAP" shall mean generally accepted accounting principles in effect in the United States as of the date thereof.

          "GOVERNMENTAL ENTITY" or "GOVERNMENTAL ENTITIES" shall mean a court, executive office, legislature, governmental agency, commission or administrative, regulatory or self-regulatory authority or instrumentality, domestic or foreign.

          "HAZARDOUS MATERIALS" include substances (i) which require remediation under any Environmental Laws; or (ii) which are or become defined as a "hazardous waste," "hazardous substance," pollutant or contaminant under any Environmental Laws; or (iii) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic or mutagenic; or (iv) which contain petroleum hydrocarbons, polychlorinated biphenyls, asbestos, asbestos-containing materials or urea formaldehyde.

          "HSR ACT" or "HSR" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. Section 18a, and the rules and regulations promulgated thereunder from time to time.

          "INSURANCE CONTRACT" shall mean any Contract of insurance, including, but not limited to, reinsurance contracts.

          "INSURANCE LICENSE" shall mean any License granted by a Governmental Entity to transact insurance or reinsurance business.

          "INTELLECTUAL PROPERTY" shall mean ownership or use rights in and to the following: trademarks, service marks, brand names, certification marks, trade dress and trade names, good will associated with the foregoing and registrations and any extension, modification or renewal of any such registration or application; patents, applications for patents (including but not limited to divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, protected by copyright registrations, in any jurisdiction, and any renewals or extensions thereof; provided that Intellectual Property shall include Computer Software.

          "INTERCOMPANY POOLING AGREEMENT" means the Intercompany Pooling Agreement, as amended, effective June 30, 1998, among the Seller, CalFarm, ZNAT Insurance Company and Zenith Star Insurance Company.

          "INVESTMENT ASSETS" shall mean bonds, notes, debentures, mortgage loans, collateral loans and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests (including, but not limited to, equity interests in Subsidiaries or other Affiliates), real estate and leasehold and other interests therein, certificates issued by or interests in trusts, cash on hand and on deposit, personal property and interests therein and all other assets acquired for investment purposes.

          "IRS" shall mean the Internal Revenue Service.

          "KNOWLEDGE OF SELLER" and "BEST OF SELLER'S KNOWLEDGE" and "TO THE BEST KNOWLEDGE OF SELLER," or words to that effect, shall mean the actual knowledge of any of the following officers of the Seller and/or CalFarm:
Stanley R. Zax, Fredricka Taubitz, John J. Tickner, Hyman J. Lee, Jr., William
J. Owen, Westley M. Heyward, Philip M. Joffe, Kari L. Van Gundy, Stanley K. Miyao, James
                                      -6-

H. Townsend, Nancy J. Friedhoff, Paul M. Williams, Franklin V. Adams, Frank
J. Kotarba, Craig C. Thomson, Sara E. Martin, Susan J. McGinness and Diane F. Harvell.

          "LAW" shall mean a law, statute, ordinance, rule or regulation enacted or promulgated, or Order issued or rendered, by any Governmental Entity.

          "LIABILITY" shall mean a liability, obligation, claim or cause of action (of any kind or nature whatsoever, whether absolute, accrued, contingent or other, and whether known or unknown), including, but not limited to, any liability, obligation, claim or cause of action arising pursuant to or as a result of an Insurance Contract or pursuant to any Environmental Claim.

          "LICENSE" shall mean a license, certificate of authority, franchise, permit or other authorization to transact business, whether granted by a Governmental Entity or other Person.

          "LIEN(S)" shall mean any lien, pledge, mortgage, security interest, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or similar agreement, or any encumbrance.

          "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3(37) of ERISA.

          "NOTICE OF DISAGREEMENT" shall have the meaning as set forth in
Section 2.4 of this Agreement.

          "ORDER" shall mean an order, writ, ruling, judgment, directive, injunction or decree of any arbitrator or Governmental Entity.

          "PERMITTED LIENS" shall mean, as to a party hereto: (i) any Lien that is set forth in the public records or in title reports or title insurance binders that have been made available to the other party relating to any interest in the real property; (ii) Liens for water and sewer charges and current Taxes not yet due and payable or being contested in good faith;
(iii) Liens arising from securities-lending activities undertaken in the ordinary course of business of a Person; (iv) other Liens (including, but not limited to, mechanic's, courier's, worker's, repairer's, materialman's, warehouseman's and other similar Liens) arising or incurred in the ordinary course of business as would not, individually or in the aggregate, materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto; and (v) Liens arising or resulting from any action taken by the other party hereto or any of its respective Subsidiaries.

          "PERSON" shall mean an individual, corporation, partnership, association, joint stock company, limited liability company, Governmental Entity, business trust, unincorporated organization or other legal entity.

          "1997 PRO FORMA BALANCE SHEET" shall have the meaning as set forth in
Section 2.5 of this Agreement.

          "1998 PRO FORMA BALANCE SHEET" shall have the meaning as set forth in
Section 2.5 of this Agreement.

          "PURCHASE PRICE" shall have the meaning as set forth in Section 2.2 of this Agreement.

          "QUARTERLY STATEMENTS" shall have the meaning as set forth in Section
3.9 of this Agreement.

          "REAL PROPERTY" shall mean any real property in which CalFarm or any of its Subsidiaries holds a Lien or owns an interest, or in the management of which CalFarm or any Subsidiary of CalFarm actively participates.

          "REGISTRATIONS" shall have the meaning as set forth in Section 3.13 of this Agreement.

          "RELATED TRANSFERS" shall have the meaning as set forth in
Section 2.4(a) of this Agreement.

          "SAP" shall mean statutory accounting practices prescribed or permitted by the California Department of Insurance, applied on a consistent basis.

          "SAP STATEMENTS" shall have the meaning as set forth in Section 3.8 of this Agreement.

          "SEC" shall mean the Securities and Exchange Commission.

          "SELLER" shall have the meaning as set forth in the preamble.

          "SELLER MATERIAL ADVERSE EFFECT" means any material adverse effect on the business, financial condition, and results of operations of Seller considered as a whole.

          "SUBSIDIARY" or "SUBSIDIARIES" means, with respect to any Person on a given date, any other Person of which a majority of the voting power of the equity securities or equity interests is owned directly or indirectly by such Person.

          "SURPLUS" shall have the meaning set forth in Section 2.4(d) of this Agreement.

          "TARGET AMOUNT" shall have the meaning as set forth in Section 2.4(d) of this Agreement.

          "TAX" or "TAXES" means all Federal, state, local and foreign (whether imposed by a country or political subdivision or authority thereunder) income, gross receipts, excise, sales, use, value added, employment, franchise, profits, property, ad valorem or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (foreign or domestic) with respect thereto.

          "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          "TAXING AUTHORITY" means the IRS or any other governmental authority (domestic or foreign) responsible for the imposition of any Tax.

          "WARN ACT" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. Section 2101 ET SEQ.


                                      SECTION 2.

                 PURCHASE OF THE SHARES; PURCHASE PRICE; AND CLOSING

          2.1 PURCHASE OF THE SHARES. On the terms and subject to the conditions set forth in this Agreement, at the Closing (hereinafter defined) Seller agrees to sell, transfer, assign, convey and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from Seller, all of the Shares.

          2.2 PURCHASE PRICE. The consideration for the Shares shall be Two Hundred Seventy-Two Million Dollars ($272,000,000) (the "Purchase Price"). The Purchase Price shall be subject to adjustment prior to Closing as provided in
Section 2.6 hereof and, after Closing, pursuant to Section 2.4 hereof. At Closing, Buyer will pay to Seller (i) the Purchase Price and (ii) interest, if any, on such Purchase Price from (but excluding) the Closing Date to (and including) the date of physical transfer of funds and delivery of the Shares at a rate equal to the federal funds rate reported in the Wall Street Journal on the last Business Day prior to the Closing Date to the extent that the physical transfer of funds is made on a day other than the Closing Date, each by bank wire transfer in immediately available funds to accounts designated in writing by Seller to Buyer.

          2.3 CLOSING. The consummation of the purchase and sale of the Shares ("Closing") shall be effective at 12:01 a.m., California time, on the first day of the calendar month following the month in which all conditions to the respective obligations of the parties set forth in Sections 7 and 8 hereof (other than those that are intended to be satisfied only at the Closing) have been satisfied (except that if such satisfaction of conditions occurs less than two Business Days preceding the end of the calendar month, the Closing shall be effective at 12:01 a.m., California time, on the first day of the second following calendar month) (such effective date and time being referred to herein as the "Closing Date"). The physical transfer of funds and delivery of the Shares shall occur at 11:00 a.m., New York time, on the first Business Day of the same calendar month as the Closing Date at the offices of LeBoeuf, Lamb, Greene & MacRae, L.L.P., 125 West 55th Street, New York, New York, or at such other time, date and place as shall be mutually agreed upon by the parties. Each party hereto agrees to use commercially reasonable efforts promptly to satisfy the conditions to Closing to be satisfied by it in order to expedite the Closing.

          2.4 PURCHASE PRICE ADJUSTMENT. (a) As soon as practicable after the Closing, but in no event later than sixty (60) days after the Closing, Seller shall cause to be prepared and delivered to Buyer: (x) an unaudited statutory balance sheet of CalFarm as of the end of the calendar month immediately preceding the Closing Date (the "Closing Balance Sheet"), which balance sheet shall reflect (i) the transfer of assets and liabilities to and from CalFarm as a result of the Depooling Agreement (including the net change in the tax liabilities of CalFarm related to the consummation of the transactions contemplated by the Depooling Agreement), (ii) the transfer to CalFarm by Seller of all the outstanding shares of common stock of CalFarm Agency prior to the Closing Date, and (iii) the transfer by Seller to CalFarm pursuant to an assignment or sublease of all of Seller's rights and obligations under the office building lease between Puente Hills Business Center II, a California limited partnership, and Seller dated as of February 16, 1996, as amended as of September 11, 1998 ((i), (ii) and (iii) above being collectively referred to herein as the "Related Transfers"); PROVIDED, HOWEVER, that no effect shall be given to any Tax Liability paid or to be paid by CalFarm, Cal-Ag or

CalFarm Agency as a result of the Elections provided for in Section 12.8; and
(y) a report indicating the market value as of the Closing Date of the Investment Assets of CalFarm which market value shall be determined by Merrill Lynch Pricing Services, except as otherwise provided on Annex B hereto. The Closing Balance Sheet shall (i) be prepared in accordance with SAP (other than the requirement thereof for footnote disclosure), (ii) be consistent with the preparation of the SAP Statements (as defined in Section
3.8 hereof) and (iii) be based on, and give effect to, the methods, procedures, assumptions and transfers used in the preparation of the 1998 Pro Forma Balance Sheet. Buyer shall cooperate with Seller in the preparation of the Closing Balance Sheet and shall provide Seller with access to CalFarm's premises and shall make available to Seller such employees, information systems, books and records of CalFarm as Seller may reasonably request to prepare the Closing Balance Sheet. At the option and expense of Buyer, upon notice to Seller prior to Closing, the Closing Balance Sheet shall be audited by PricewaterhouseCoopers LLP (such Closing Balance Sheet as so audited being referred to herein as the "Audited Closing Balance Sheet") and which Audited Closing Balance Sheet shall be delivered to Buyer upon completion of the audit. If the Closing Balance Sheet is so audited, the Audited Closing Balance Sheet shall be final and binding on the parties and shall be deemed to be the Closing Balance Sheet for purposes of subsection (b) below, except that (x) the amount of unpaid losses and loss adjustment expenses reflected on the unaudited Closing Balance Sheet shall be the amount of unpaid losses and loss adjustment expenses and (y) the amount of accrued liabilities representing the difference between the estimated Purchase of Goodwill liability under the agreements with traditional agents (formerly known as "exclusive agents") and the estimated amount recoverable from the future sale of books of business to purchasing agents (the "Agent Business Accrual Liability") reflected on the unaudited Closing Balance Sheet shall be the amount of Agent Business Accrual Liability used for purposes of determining the Surplus on the Closing Balance Sheet pursuant to subsection (b) below; PROVIDED THAT, to the extent that Buyer disagrees with any such amount solely as its relates to events and developments since January 1, 1999 reflected in the SAP results of operations of CalFarm from January 1, 1999 to and including the date of the Closing Balance Sheet, such disagreement shall be resolved pursuant to subsection (c) below.

          (b)  Subject to the remainder of this subsection (b) and subsection
(c) below, within twenty (20) Business Days after delivery to Buyer of the Closing Balance Sheet, whichever of the following is applicable shall occur: (i) if Surplus (hereinafter defined) as shown by the Closing Balance Sheet exceeds the Target Amount (hereinafter defined), Buyer shall pay to Seller, in immediately available funds, a sum equal to the amount, if any, by which Surplus as shown by the Closing Balance Sheet exceeds the Target Amount (hereinafter defined), or (ii) if the Surplus as shown by the Closing Balance Sheet is less than the Target Amount, Seller shall pay to Buyer in immediately available funds, a sum equal to the amount, if any, by which Surplus as shown by the Closing Balance Sheet is less than the Target Amount, with interest thereon in either case as hereinafter described. The amount due shall include interest on such excess or deficiency for the period from (but excluding) the Closing Date to (and including) the date of payment calculated at the rate per annum, compounded semiannually, equal to the rate of interest announced by Bank One Columbus N.A. as its prime rate or base rate in effect on the Closing Date.

          (c)  The dispute resolution procedures set forth in this subsection
(c) shall only apply if there is no Audited Closing Balance Sheet except as otherwise provided in subsection (a) above. If Buyer in good faith disagrees with any amounts reflected in the Closing Balance Sheet, then Buyer shall deliver notice of such disagreement (the "Notice of Disagreement") to Seller within ten (10) Business Days after delivery of the Closing Balance Sheet to Buyer, which Notice of Disagreement shall set forth in reasonable detail the basis for Buyer's disagreement; PROVIDED, HOWEVER, that (x) the amount reflected on the Closing Balance Sheet for unpaid losses and loss adjustment expenses shall not be subject to disagreement by Buyer except to the extent that such disagreement relates to the events and developments since January 1, 1999 that are reflected in the SAP results of operations of CalFarm from January 1, 1999 to and including the date of the Closing Balance Sheet, (y) any amounts reflected as liabilities on the Closing Balance Sheet that relate to the items listed on Section 3.15(b) of the Disclosure Schedule shall not be subject to any disagreement by Buyer and (z) the amounts reflected on the Closing Balance Sheet as Agent Business Accrual Liability shall not be subject to any disagreement by Buyer except to the extent that such disagreement relates to events and developments since January 1, 1999 that are reflected in the SAP results of operations of CalFarm from January 1, 1999 to and including the date of the Closing Balance Sheet. If Buyer has not delivered to Seller a Notice of Disagreement by the day specified in the preceding sentence, then the Closing Balance Sheet shall be final and binding upon Seller and Buyer as of the next following day. Upon delivery of a Notice of Disagreement, payment of any amount payable by Seller or Buyer pursuant to subsection (b) shall be delayed until all disagreements between Seller and Buyer relating to the Closing Balance Sheet have been resolved as provided in this subsection (c), and upon such resolution such payment shall be made by Seller or Buyer, as the case may be, within five (5) Business Days thereafter. If Buyer delivers a Notice of Disagreement to Seller, Seller and Buyer shall attempt to resolve all disagreements between them relating to the Closing Balance Sheet, but if they are not able to do so within twenty (20) Business Days after the date of delivery of the Notice of Disagreement, then within five (5) Business Days thereafter Seller and Buyer shall select a nationally recognized accounting firm with an expertise in SAP and no material relationship with Buyer, Seller or any of their Affiliates and mutually acceptable to Buyer and Seller (the "Accounting Referee") to resolve such disagreements and adjust the amounts reflected in the Closing Balance Sheet in accordance with its determination. Within sixty (60) days after Buyer and Seller select the Accounting Referee, the Accounting Referee shall deliver its written determination to Buyer and Seller, which determination shall be final, binding and conclusive upon Seller and Buyer. The scope of the Accounting Referee's engagement shall not require an audit of the Closing Balance Sheet and shall be limited to resolution of those items of disagreement that are set forth in the Notice of Disagreement and that Seller and Buyer have not previously resolved, but only as they affect the calculation of Surplus. The fees, costs and expenses of the Accounting Referee, if any, will be shared equally by Seller and Buyer.

          (d) As used in this Section 2.4, the following terms shall have the meanings set forth below: (i) "SURPLUS" shall mean policyholder surplus determined in accordance with SAP; and (ii) "TARGET AMOUNT" shall mean Eighty Million Dollars ($80,000,000), (w) less the amount of any judgment paid by CalFarm or any increase in the amount of unpaid losses and loss adjustment expenses reflected on the Closing Balance Sheet from the amount reflected on the 1998 Pro Forma Balance Sheet that relate to the items listed on Section 3.15(b) of the Disclosure Schedule, (x) less the amount of the increase, if any, in the net tax liability of CalFarm as of the date of the Closing
Balance Sheet related to the consummation of the transactions contemplated by the Depooling Agreement and (y) less the amount, if any, by which the market value as of the Closing Date of the Investment Assets as shown on the report delivered by Seller pursuant to Section 2.4(a), is greater than the statutory book value of the Investment Assets as reflected on the Closing Balance Sheet or plus the amount, if any, by which the market value as of the Closing Date of the Investment Assets as shown on the report delivered by Seller pursuant to Section 2.4(a), is less than the statutory book value of the Investment Assets as reflected on the Closing Balance Sheet.

          2.5 1998 PRO FORMA BALANCE SHEET. Within 30 days after the date of this Agreement, Seller will provide Buyer with a pro forma statutory balance sheet of CalFarm at December 31, 1998 (the "1998 Pro Forma Balance Sheet"), which pro forma balance sheet shall give effect to the Related Transfers as if they occurred on December 31, 1998 and which will be prepared by Seller in accordance with SAP and on a basis consistent with the pro forma statutory balance sheet of CalFarm at December 31, 1997 (the "1997 Pro Forma Balance Sheet") that was delivered to the Buyer by Seller prior to the date hereof. Within 15 days after receipt of the 1998 Pro Forma Balance Sheet, Buyer will notify Seller of the items, if any, which it believes in good faith are not properly reflected on the 1998 Pro Forma Balance Sheet; PROVIDED, HOWEVER, that (x) the amount reflected on the 1998 Pro Forma Balance Sheet for unpaid losses and loss adjustment expenses shall not be subject to challenge by Buyer, (y) any amounts reflected as liabilities on 1998 Pro Forma Balance Sheet that relate to the items listed on Section 3.15(b) of the Disclosure Schedule and (z) the amount of the Agent Business Accrual Liability reflected on the 1998 Pro Forma Balance Sheet, shall not be subject to challenge by Buyer. In such an instance, Seller and Buyer agree to negotiate and develop a 1998 Pro Forma Balance Sheet that is reasonably acceptable to both Seller and Buyer within 20 days after Seller receives notice from Buyer of any disputed items. If Buyer does not notify Seller as to any disputed items within 15 days after receipt from Seller of the 1998 Pro Forma Balance Sheet, the 1998 Pro Forma Balance Sheet provided by the Seller shall be deemed to be acceptable to Buyer.

          2.6 REAL ESTATE VALUATION ADJUSTMENT. Within 30 Business Days after the date of this Agreement, Seller will provide Buyer with a copy of an appraisal report prepared by Giannelli, Jarrette & Filipiak, and signed by an MAI certified appraiser, on the real property of CalFarm located at 1601 Exposition Boulevard, Sacramento, CA 95815 (the "Sacramento Property") which will set forth an estimated current market valuation for the Sacramento Property (the "Appraised Value"). Unless Buyer disputes the Appraised Value within 15 Business Days after receipt of such appraisal report, the Purchase Price payable at Closing pursuant to Section 2.2 of this Agreement shall be increased by the amount, if any, by which the Appraised Value exceeds $16,360,840. If Buyer disputes the Appraised Value by notice to Seller within 15 Business Days after receipt of the appraisal report, Buyer will at its own cost and expense engage the services of another MAI certified appraiser of Buyer's choice familiar with the Sacramento commercial real estate market to render a second appraisal report of the estimated current market value for the Sacramento Property (the "Buyer Appraised Value"). Buyer shall deliver to Seller within 30 Business Days after delivering notice to Seller that Buyer disputes the Appraised Value a copy of the second appraisal report containing the Buyer Appraised Value. If Buyer and Seller are unable to reach agreement as to the amount of the purchase price increase, if any, due to Buyer under this Section 2.6 within 15 Business Days after receipt by Seller of the report containing the Buyer Appraised Value, Buyer and Seller shall select another MAI certified appraiser familiar with the Sacramento commercial real estate market and no material relationship with Buyer, Seller or any of their Affiliates to render a third appraisal report of the estimated current market value for the Sacramento Property (the "Final Appraised Value"). Upon determination of the Final Appraised Value and delivery to Buyer and Seller of a copy of the third appraisal report, the purchase price payable at Closing shall be increased by the amount, if any, by which the Final Appraised Value exceeds $16,360,840. The Final Appraised Value shall be final and binding on the parties. The cost of the third appraisal report shall be shared equally by Buyer and Seller.

                                      SECTION 3.
                       REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer, effective as of the date hereof, as follows:

          3.1 CAPACITY OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder.

          3.2 ORGANIZATION AND QUALIFICATION. (a) Each of CalFarm, Cal-Ag and CalFarm Agency is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California and has all requisite power and authority to conduct its business as it is currently being conducted. Each of CalFarm, Cal-Ag and CalFarm Agency is duly qualified to do business, and is in good standing, in the respective jurisdictions where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a CalFarm Material Adverse Effect.

          (b) Copies of the articles of incorporation and bylaws of each of CalFarm, Cal-Ag and CalFarm Agency have heretofore been delivered to Buyer and such copies are true, accurate and complete as of the date hereof. Each of CalFarm, Cal-Ag and CalFarm Agency does not have any other constitutive documents, other than its articles of incorporation and bylaws.

          3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. (a) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly and validly authorized by the board of directors of Seller and all necessary corporate action on the part of Seller.

          (b) This Agreement has been duly and validly executed and delivered by Seller and, assuming this Agreement constitutes a legal, valid and binding agreement of Buyer, constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

          3.4  NO VIOLATION; GOVERNMENTAL FILINGS.  (a)  Except as set forth in
Section 3.4 of the Disclosure Schedule, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with the articles of incorporation or the bylaws (or similar organizational documents) of Seller; (ii) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of Seller under any of the terms, conditions or provisions of any Contract to which Seller is a party or by which its Assets are bound which involves the payment or receipt of amounts equal to or in excess of $250,000; or (iii) violate any Environmental Permit, Law or License that would have a material impediment to the consummation of the transactions contemplated hereby.

          (b) Except as set forth on the Section 3.4 Disclosure Schedule, and for (i) the approval of the California Insurance Department; and (ii) the filings required under the HSR Act and the expiration or other termination of any waiting period, no consent, approval, permit, notice, Order or authorization of, or registration, application, declaration or filing (each a "Consent or Filing") with any Person is required with respect to CalFarm, Cal-Ag and CalFarm Agency in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby.

          3.5 CAPITALIZATION OF CALFARM; TITLE TO THE SHARES. (a) The authorized capital stock of CalFarm consists of 52,000 shares of common stock, $25.00 par value, of which 52,000 shares are on the date hereof, and will be at Closing, issued and outstanding. The authorized capital stock of Cal-Ag consists of 500 shares of Common Stock, no par value, of which 100 shares are on the date hereof, and will be at Closing, issued and outstanding. The authorized capital stock of CalFarm Agency consists of 1,000 shares of common stock, no par value, of which 1,000 shares are on the date hereof, and will be at Closing, issued and outstanding. The Shares have been validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any stockholders. The Shares are beneficially owned and held of record by Seller, free and clear of any Lien. The shares of capital stock of Cal-Ag and CalFarm Agency have been validly issued, are fully paid and non-assessable and have not been issued in violation of any preemptive rights of any stockholder.

          (b) Except as set forth in Section 3.5 of the Disclosure Schedule, there are no outstanding subscriptions, options, warrants, calls, rights, convertible securities, obligations to make capital contributions or advances, or voting trust arrangements, shareholder agreements or other agreements, commitments or understandings of any character relating to the issued or unissued capital stock of CalFarm, Cal-Ag and CalFarm Agency or preferred securities, or securities convertible into, exchangeable for or evidencing the right to subscribe for any shares of such capital stock.

          3.6 SUBSIDIARIES. CalFarm does not, and will not on the Closing Date, either directly or indirectly, beneficially own or hold of record a more than 10% equity interest in any other Person except for Cal-Ag and CalFarm Agency.

          3.7 NO CONFLICT. Except as set forth in Section 3.7 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the performance of the transactions contemplated hereby will: (a) (i) violate or conflict with the articles of incorporation or bylaws of CalFarm, Cal-Ag and CalFarm Agency, (ii) result in or constitute a default (or an event that, with notice or lapse of time or both, would constitute a default), breach or violation of any Contract or instrument (including options, warrants or convertible securities) which relates to the voting of, restricts the transfer of, requires the issuance or sale, or creates rights in any Person with respect to the Shares, or (iii) violate any lease, license, promissory note, conditional sales contract, commitment, indenture, mortgage, deed of trust, or other agreement, instrument or arrangement to which CalFarm, Cal-Ag or CalFarm Agency is a party or by which the assets of CalFarm, Cal-Ag or CalFarm Agency are bound except for such violations that would not, individually or in the aggregate, reasonably be expected to have an adverse monetary effect on CalFarm, Cal-Ag or Cal Farm Agency individually or in the aggregate of $150,000 or more; (b) permit any party to terminate any agreement or to accelerate the maturity of any indebtedness or other material obligation of CalFarm, Cal-Ag or CalFarm Agency involving the payment by CalFarm, Cal-Ag or CalFarm Agency during any year individually or in the aggregate of $150,000 or more; (c) create or impose any Lien on any of the assets or properties of CalFarm, Cal-Ag or CalFarm Agency except for Permitted Liens and Liens that would not reasonably be expected to have a monetary effect on CalFarm, Cal-Ag or CalFarm Agency individually or in the aggregate of $150,000 or more; or (d) violate any Law or Order affecting

CalFarm, Cal-Ag or CalFarm Agency except for such violations that would not, individually or in the aggregate, reasonably be expected to have a CalFarm Material Adverse Effect.

          3.8  FINANCIAL STATEMENTS.  (a)   CalFarm has previously delivered to
Buyer true and complete copies of the following (collectively, the "SAP Statements"):

          (i) the Annual Statements for CalFarm filed with the California Department of Insurance as of and for the years ended December 31, 1996 and 1997 with all exhibits and schedules thereto (each, an "Annual Statement");

          (ii) the Quarterly Statements for CalFarm as of and for the calendar quarters ended March 31, June 30 and September 30, 1998 with all exhibits and schedules thereto; and

          (iii) any supplemental or separate statutory annual statements or quarterly statements for CalFarm for any of the periods ended December 31, 1996 and 1997 that are filed with any insurance Governmental Entity.

          (b) CalFarm has previously delivered to Buyer true and complete copies of the balance sheets of Cal-Ag and CalFarm Agency at December 31, 1998 prepared in accordance with GAAP (collectively, the "GAAP Statements").

          (c) Since December 31, 1998, CalFarm has filed all SAP Statements required to be filed with or submitted to the appropriate regulatory authorities, except for such filings or submissions for which the failure to so file or submit would not have a CalFarm Material Adverse Effect.

          (d) Each SAP Statement complied (and, as to SAP Statements filed after the date of this Agreement, will comply) in all material respects with all applicable Laws when so filed, and all material deficiencies with respect to any such SAP Statement, of which Seller has Knowledge, have been cured or corrected. The SAP Statements (and the notes related thereto) were prepared

(and, as to SAP Statements filed after the date of this Agreement, will be prepared) in accordance with SAP and present (and, as to SAP Statements filed after the date of this Agreement, will present) fairly, in all material respects, in conformity with SAP the statutory assets, statutory liabilities, surplus and other funds of CalFarm as of the respective dates thereof and the related summaries of operations, changes in capital and surplus and cash flow of CalFarm for the respective periods covered thereby.

          3.9 RESERVES. The aggregate actuarial reserves and other actuarial amounts held in respect of losses and loss adjustment expenses with respect to Insurance Contracts of CalFarm as established or reflected in CalFarm's December 31, 1997 Annual Statement and its Quarterly Statement for the calendar quarter ended September 30, 1998 or as will be established or reflected in its December 31, 1998 Annual Statement: (a) were, or will be, determined and fairly stated in accordance with the Statement of Principles Regarding Property and Casualty Loss and Loss Adjustment Expense Reserves ("SOP"), as adopted by the Casualty Actuarial Society in May 1998, consistently applied; (b) met, or will meet, the requirements of the insurance Laws of California and all other applicable jurisdictions; and (c) were, or will be, in the reasonable judgment of Seller or CalFarm, adequate at such date in accordance with SOP consistently applied. The actuarial opinion delivered to CalFarm's Board of Directors with respect to the 1997 Annual Statement is true, complete and accurate in all material respects. CalFarm owns Assets that qualify as admitted assets under California insurance Laws in an amount at least equal to the sum of its statutory reserves and other similar amounts. Notwithstanding Sections 3.9 and Section
3.10 or any other provision of this Agreement, Seller makes no representation or warranty as to the adequacy of CalFarm's reserves for losses and loss adjustment expenses as of any date.

          3.10 ABSENCE OF UNDISCLOSED LIABILITIES.  Except as set forth in
Section 3.10 of the Disclosure Schedule or in the SAP Statements, CalFarm, does not have a material liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, of a type and nature that is required to be disclosed on a balance sheet prepared in accordance with SAP which were not fully reported, reflected or reserved for in the balance sheet (or the notes thereto) included in the most recent Annual Statement or quarterly SAP Statements referred to in Section 3.8 above, except (i) liabilities incurred since the date of such balance sheet in the ordinary course of business and

(ii) liabilities related to the termination and depooling of CalFarm's participation in the Intercompany Pooling Agreement. Except as set forth in
Section 3.10 of the Disclosure Schedule or the GAAP Statements, neither Cal-Ag nor CalFarm Agency has any material liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, of a type and nature that is required to be disclosed on a balance sheet prepared in accordance with GAAP which were not fully reported, reflected or reserved for in the GAAP Statements (or the notes thereto), except liabilities incurred since the date of such balance sheet in the ordinary course of business.

          3.11 ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as set forth in
Section 3.11 of the Disclosure Schedule and except for the Related Transfers, since December 31, 1998, CalFarm has operated its Business in the ordinary course and there has not been since December 31, 1998: (a) except in the ordinary course of business, any change in the business or financial condition of CalFarm, Cal-Ag or CalFarm Agency which could reasonably be expected to have an adverse monetary effect on CalFarm, Cal-Ag or CalFarm Agency of $5,000,000 or more; (b) any damage, destruction or loss to real or personal property (other than normal wear and tear and not including the consequential effects of such damage, destruction or loss to any such property) which would have an adverse monetary effect on CalFarm, Cal-Ag or CalFarm Agency of $5,000,000 or more and which is not covered by insurance, subject to applicable deductibles; (c) except in the ordinary course of business or as otherwise contemplated by this Agreement, any sale, lease, mortgage, pledge or encumbrance of any properties or assets material to CalFarm; (d) any increase, except as consistent with past practice, of $25,000 or more, in the wages, salaries, compensation, pension or other benefits payable to any employee of CalFarm except in connection with the employment agreements contemplated by Section 5.13; or (e) any change in accounting methods or in the maintenance or method of preparation of books and records.

          3.12 REAL ESTATE. Section 3.12 of the Disclosure Schedule lists all real property owned by CalFarm or leased or subleased to CalFarm.
Neither Cal-Ag nor CalFarm Agency owns or leases any real property. The Sacramento Property is owned free and clear of all Liens except Permitted Liens. Seller has made or caused CalFarm to make available to Buyer correct and complete copies of the leases and subleases listed in Section 3.12 of the Disclosure Schedule together with any amendments thereto through the date of this Agreement. With respect to each lease and sublease listed, and except as disclosed in Section 3.12 of the Disclosure Schedule: (a) the lease or sublease is legal, valid, binding and in full force and effect; (b) no other party to the lease or sublease is in breach or default that would give rise to a claim for monetary damages in excess of $100,000, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification, or acceleration; (c) CalFarm has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold; and (d) to the Knowledge of Seller, all facilities leased or subleased hereunder have received all approvals of Governmental Entities required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules and regulations and are supplied with utilities and other services necessary for the operation of said facilities as operated.

          3.13 REGISTRATIONS. Except as set forth in Section 3.13 of the Disclosure Schedule, each of CalFarm, Cal-Ag and CalFarm Agency has all registrations, licenses, permits and other authorizations issued by or required from any Governmental Entity or regulatory agency (state, local, federal or foreign) and reasonably necessary for its business as presently conducted ("Registrations"). Set forth in Section 3.13 of the Disclosure
Schedule is a list that contains all Registrations of each of CalFarm, Cal-Ag and CalFarm Agency and reasonably necessary for its business as currently conducted.

          3.14 Intentionally Omitted.

          3.15 LITIGATION. Section 3.15(a) of the Disclosure Schedule sets forth each instance, in which each of CalFarm, Cal-Ag and CalFarm Agency (i) is subject to any outstanding injunction, judgment, order, decree, ruling specific to each of CalFarm, Cal-Ag and CalFarm Agency or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state or local jurisdiction or before any arbitrator except for any action, suit, proceeding, hearing or investigation involving an amount in controversy of $10,000 or less. Except as set forth on Section 3.15(b) of the Disclosure Schedule, there is no action, suit, hearing, arbitration, proceeding (public or private) of any Governmental Entity or any other Person, to which CalFarm, Cal-Ag or CalFarm Agency is a party, which, if adversely determined or resolved, would be reasonably expected to have a CalFarm Material Adverse Effect and there are no existing or threatened-in-writing orders, judgments or decrees involving a specific monetary judgement or penalty (other than those of general application) of any Governmental Entity affecting CalFarm, Cal-Ag and CalFarm Agency which would have a CalFarm Material Adverse Effect.

          3.16 MATERIAL CONTRACTS. Section 3.16 of the Disclosure Schedule contains a true and complete list of all the following Contracts (true and complete copies of all such written Contracts having been made available to Buyer), currently in force, to which each of CalFarm, Cal-Ag and CalFarm Agency is a party or by which any Assets of each of CalFarm, Cal-Ag and CalFarm Agency is or may be bound, as such Contracts may have been amended to the date hereof:

          (a) all employment, consultation, retirement, termination, sign-on, buy-out or other Contracts with any present or former officer, director, trustee, employee, agent, broker or independent contractor of each of CalFarm, Cal-Ag and CalFarm Agency (including, but not limited to, loans or advances to any such Person or any Affiliate of such Person) providing for annual compensation of $100,000 or more or for compensation over the term of the Contract, and any renewal thereof, of $200,000 or more (including, but not limited to, base salary, bonus and incentive payments and other payments or fees, whether or not any portion thereof is deferred);

          (b) all Contracts (other than, with respect to Investment Assets and Contracts containing customary restrictions on the ability to own or operate competing real property in a specified geographic area) with any Person including, but not limited to, any Governmental Entity, containing any provision or covenant: (i) limiting the ability of each of CalFarm, Cal-Ag and CalFarm Agency to engage in any line of business, to compete with any Person, to do business with any Person or in any location or to employ any Person, or (ii) limiting the ability of any Person to compete with or obtain products or services from any of CalFarm, Cal-Ag or CalFarm Agency which, in the case of any such Contract described in clauses (i) and (ii) is, individually or together with other such

Contracts, reasonably likely to have a monetary effect on CalFarm, Cal-Ag or CalFarm Agency of $250,000 or more.

          (c) all Contracts relating to the borrowing of money in excess of $500,000 by CalFarm, Cal-Ag or CalFarm Agency or the direct or indirect guarantee by any of CalFarm, Cal-Ag or CalFarm Agency of any obligation of any Person for borrowed money or other financial obligation of any Person in excess of $250,000 (other than indebtedness in respect of Investment Assets);

          (d) all Contracts (other than Insurance Contracts) with any Person containing any provision or covenant relating to the indemnification or holding harmless by any of CalFarm, Cal-Ag or CalFarm Agency of any Person which is reasonably likely to result in a Liability to any of CalFarm, Cal-Ag or CalFarm Agency of $250,000 or more;

          (e) all Contracts relating to the acquisition for a consideration (whether by stock or asset transfer) of $100,000 or more of any Assets, interest in any business enterprise, and all Contracts relating to the future disposition of Assets having a book value of $100,000 or more (including, but not limited to, restrictions on transfer or rights of first refusal) of any of CalFarm, Cal-Ag or CalFarm Agency other than in either case, any Investment Asset or interest in any business enterprise or Assets to be acquired or disposed of in the ordinary course of business;

          (f) all other Contracts to which each of CalFarm, Cal-Ag or CalFarm Agency is party or to which CalFarm's, Cal-Ag's or CalFarm Agency's property is subject that involve the payment or receipt by CalFarm of amounts aggregating $250,000 during any 12-month period or are otherwise material to CalFarm other than (i) Contracts relating to Investment Assets entered into in the ordinary course of business, and (ii) employment Contracts that are not otherwise required to be set forth in Section 3.16 of the Disclosure Schedule; and

          (g) all outstanding proxies (other than routine proxies in connection with annual meetings), powers of attorney or similar delegations of authority of each of CalFarm, Cal-Ag or

CalFarm Agency to an unrelated Person, other than those entered into in the ordinary course of business or in connection with Investment Assets.

          Each of the Contracts listed in Section 3.16 of the Disclosure
Schedule is in full force and effect and, assuming each such Contract is a legal, valid and binding obligation of the other parties thereto, constitutes a legal, valid and binding obligation of, CalFarm, Cal-Ag or CalFarm Agency, as the case may be. Except as set forth in Section 3.16 of the Disclosure Schedule, none of CalFarm, Cal-Ag or CalFarm Agency is in material violation, breach or default of any such Contract or, with or without notice or lapse of time or both, would be in material violation, breach or default of any such Contract. Except as set forth in Section 3.16 of the Disclosure Schedule, no such Contract contains any provision providing that any party thereto other than CalFarm, Cal-Ag or CalFarm Agency, as the case may be, may terminate such Contract by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby.

          3.17 ERISA. (a) Section 3.17(a) of the Disclosure Schedule identifies each Employee Plan which is or was intended to be a "qualified plan" described in Code Section 401(a) to which CalFarm is or ever has been a party, or by which it is or ever has been bound, legally or otherwise, and, with respect to Employee Plans which are not intended to be "qualified plans" described in Code Section 401(a), to which CalFarm is a party, by which it is bound, legally or otherwise, or in the prior three years was a party or by which it was bound, legally or otherwise, and as to which it has any current liability.

          (b) Seller has caused CalFarm to deliver to Buyer for each Employee Plan listed in Section 3.17(a) of the Disclosure Schedule true, complete and correct copies of the following, as applicable:

               (i) all documents, summary plan descriptions, employee communications and summaries of material modifications with respect to the Employee Plans, including, if applicable, related trust agreements, and all amendments thereto, or summary descriptions of the Employee Plans not otherwise in writing;

               (ii) the Form 5500 filed in the three most recent plan years, including but not limited to all schedules thereto and financial statements;

               (iii) the most recent determination letter from the IRS for such Employee Plans which are Employee Pension Benefit Plans and which are intended to be "qualified plans" described in Code Section 401(a);

               (iv) the consolidated statement of assets and liabilities as of the most recent valuation date; and

               (v) the statement of changes in fund balance and in financial position or the statement of changes in net assets available for benefits for the most recently ended plan year.

          The financial statements so delivered fairly present the financial condition and the results of operations of each of such plans as of such dates.

          (c) Except as specified in Section 3.17(c) of the Disclosure Schedule, with respect to Employee Plans listed in Section 3.17(a) of the Disclosure Schedule:

               (i) Seller or CalFarm is in material compliance with the applicable provisions of ERISA and the Code (as amended through the date of this Agreement), the regulations and published authorities thereunder, and all other Laws applicable with respect to all such Employee Plans;

               (ii) Seller or CalFarm has substantially performed all of its obligations under all such Employee Plans including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise;

               (iii) to the Knowledge of Seller, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against such Employee Plans or their assets, or arising out of such Employee Plans;

               (iv) to the Knowledge of Seller, no facts exist which could give rise to any such actions, suits or claims which, individually, would result in a payment in excess of $25,000;

               (v) there are no negotiations, demands or proposals that are pending or have been made which concern matters now covered, or that would be covered, by such Employee Plans; and

               (vi)   no such Employee Plan is a Multiemployer Plan.

          (d) Section 3.17(d) of the Disclosure Schedule identifies each Benefit Arrangement which is not an Employee Plan to which CalFarm is a party, by which it is bound, legally or otherwise, or in the prior three years, was a party or by which it was bound, legally or otherwise and as to which it has any current liability or obligations.

               (i) Seller has caused CalFarm to deliver to Buyer for each such Benefit Arrangement true and complete copies of all the documents and summary plan descriptions with respect to such Benefit Arrangement listed in
Section 3.17(d) of the Disclosure Schedule, including, if applicable, related trust agreements, and all amendments thereto, or summary descriptions of such Benefit Arrangements not otherwise in writing.

               (ii) CalFarm has substantially performed all of its obligations under all such Benefit Arrangements including, but not limited to, the full payment when due of all amounts required to be made as contributions thereto or otherwise.

               (iii) To Knowledge of Seller, there are no actions, suits or claims (other than routine claims for benefits) pending or threatened against CalFarm under such Benefit

Arrangements, or arising out of such Benefit Arrangements, and no facts exist which could give rise to any such actions, suits or claims which, individually, would result in a payment in excess of $25,000.

          (e) With respect to each such Benefit Plan which is an Employee Benefit Plan or a plan (within the meaning of Section 4975(e)(1) of the Code), there has not occurred any transaction that is a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975(c) of the Code.

          (f) Where such authorization is required, each such Benefit Plan which is an Employee Benefit Plan has been duly authorized by CalFarm's board of directors. Each such Benefit Plan which is an Employee Pension Benefit Plan and is intended to be qualified under Code Section 401(a) is qualified in form and operation under Section 401(a) of the Code and each trust under each such plan is exempt from tax under Section 501(a) of the Code. Except as disclosed in Section 3.17(f) of the Disclosure Schedule, no event has occurred that will or could give rise to disqualification or loss of tax-exempt status of any such plan or trust under such Sections. No event has occurred that will or could subject any such plans to tax under Section 511 of the Code.

          (g) With respect to each Benefit Plan maintained for employees of CalFarm or any of its ERISA Affiliates, and which is subject to Section 412 of the Code, there has occurred no failure to meet the minimum funding standard of Section 412 of the Code (whether or not waived in accordance with Section 412(d) of the Code) or failure to make by its due date a required installment under Section 412(m) of the Code.

          (h) Neither CalFarm nor any ERISA Affiliate participates or has participated in a plan which is subject to Title IV of ERISA.

          (i) Except as disclosed in Section 3.17(i) of the Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will:

               (i) accelerate the time of payment or vesting, or increase the amount, of compensation or benefits due under any Benefit Plan;

               (ii) constitute or result in a prohibited transaction with respect to any Benefit Plan under Section 4975 of the Code or Sections 406 and/or 407 of ERISA for which an exemption is not available; or

               (iii) constitute a deemed severance or deemed termination under any Benefit Plan or with respect to any Benefit Plan under any applicable law.

          (j) Except as disclosed in Section 3.17(j) of the Disclosure Schedule, each of the Employee Plans can be terminated, or CalFarm's participation in such plans can be terminated, within a period of 30 days without the payment of additional compensation of any amount, the additional vesting of benefits, or the acceleration of any benefit.

          (k) All group health plans of CalFarm and any ERISA Affiliate have been operated in compliance with Section 162(k) (as in effect immediately prior to the Technical and Miscellaneous Revenue Act of 1988), Section 4980B of the Code, and Section 9801 et seq. of the Code to the extent such requirements are or were applicable. Except to the extent required under
Section 4980B of the Code, CalFarm, Cal-Ag and CalFarm Agency do not provide health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee.

          (l) Except as disclosed in Section 3.17(l) of the Disclosure Schedule, there has been no act or omission by CalFarm or any ERISA Affiliate that has given rise to or may give rise to fines, penalties, taxes, or related charges under Section 502(c), (i) or (l), Section 4071 of ERISA or Chapter 43 of the Code.

          3.18 BROKER'S OR FINDER'S FEES. No broker, investment banker, financial advisor or other person, other than Credit Suisse First Boston Corporation, the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller.

          3.19 OPERATIONS INSURANCE. Section 3.19 of the Disclosure Schedule contains a true, complete and correct list of all liability, property, workers' compensation, directors' and officers' liability, and other similar Insurance Contracts that insure the Business or properties of each of CalFarm, Cal-Ag and CalFarm Agency or affect or relate to the ownership, use, or operations of any Assets of each of CalFarm, Cal-Ag and CalFarm Agency and that have been issued to either Seller (for the insurance of CalFarm liabilities) or CalFarm (including, but not limited to, the expiration dates thereof, any deductible amounts in respect thereof) and a description of all claims thereunder or to any events which have occurred and may be covered thereunder, in either case in excess of $100,000 per incident since January 1, 1994 through the date hereof. All such insurance is in full force and effect and, to the knowledge of Seller, is with financially sound and reputable insurers. All notices of reportable incidents with respect to such insurance occurring during the last five years have been given in writing to appropriate carriers on a basis sufficiently timely to preserve the right of recovery of such insurance. Except as set forth in Section 3.19 of the Disclosure Schedule, to the Knowledge of Seller, no party to any Insurance Contract has stated an intent or threatened to terminate or materially increase the premium in respect of any such Insurance Contract.

          3.20 CANCELLATIONS. Except as set forth in Section 3.20 of the Disclosure Schedule, since December 31, 1998, no Person or group of Persons acting in concert writing, selling or producing insurance business, which in the aggregate accounted for three percent (3%) or more of the gross written premium of CalFarm for the year ended December 31, 1998, has terminated or substantially reduced, or threatened to terminate or substantially reduce, its relationship with CalFarm. Except as set forth in Section 3.20 of the Disclosure Schedule, to the Knowledge of Seller, since December 31, 1998, no policyholder or group of policyholders acting in concert has terminated or given notice of its intent to terminate, or, to the knowledge of Seller, threatened to terminate any Insurance Contract to which CalFarm is a party which accounted for in excess of one and one-half percent (1.5%) or more of the gross written premium of CalFarm for the year ended December 31, 1998. Notwithstanding anything herein to the contrary, with respect to Section 3.20 of the Disclosure

Schedule, Seller shall have the right to update such Section and such Section
3.20 of the Disclosure Schedule as updated shall be deemed to be made as of the date hereof.

          3.21 TANGIBLE PROPERTY; LIENS AND SECURITY INTEREST. Except as set forth in Section 3.21 of the Disclosure Schedule, the equipment, furniture, leasehold improvements, fixtures and any related capitalized items, in each case material to the business of each of CalFarm, Cal-Ag and CalFarm Agency are sufficient to operate the Business as it has been operated since December 31, 1998, and are owned by each of CalFarm, Cal-Ag and CalFarm Agency free and clear of all Liens except for Permitted Liens.

          3.22 TAX RETURNS AND TAXES. Seller represents and warrants to Buyer as of the date hereof that except as set forth in Section 3.22 of the Disclosure Schedule:

          (a) All Tax Returns with respect to CalFarm that have become due to be filed have been timely filed and all taxes payable for all periods covered by such Tax Returns have been paid and there are no audits or investigations relating to, and no claims, demands or assessments of, Taxes pending or threatened against CalFarm.

          (b) Seller has caused CalFarm to deliver to Buyer complete and correct copies of the three most recent federal income Tax Returns prepared by, or on behalf of, CalFarm, and Seller shall cause to be delivered to Buyer, prior to Closing, complete and correct copies of all other Tax Returns, filed or required to be filed in any jurisdiction by or on behalf of CalFarm and as reasonably requested by Buyer.

          (c) The amounts accrued on the books and financial statements of CalFarm for Taxes, whether or not due and payable, imposed on or with respect to the operations or assets of CalFarm for all periods (or portions thereof) ending on or before the date hereof are sufficient for payment of all Taxes payable for such periods.

          (d) CalFarm shall continue to determine and reserve for Taxes for purposes of the accrual of such amounts on the books and financial statements of CalFarm in a manner that is consistent with the procedure in effect at the time the provision for Taxes for purposes of the Closing Balance Sheet was determined, and no amount will be accrued or reserved for Taxes as a result of the transactions contemplated hereby, except for the Tax liability related to the transfer of assets and liabilities as a result of the depooling and termination of the Intercompany Pooling Agreement.

          (e) Neither Seller nor CalFarm has granted any waivers or other agreements extending any statutory period of limitation for the assessment of Taxes of CalFarm.

          (f) Seller has caused CalFarm to provide Buyer with copies of all record retention agreements currently in effect between CalFarm and any Taxing Authority.

          (g) Seller is eligible to make the election under Section 338(h)(10) of the Code in respect of the purchase (or deemed purchase) of the Shares and the stock of each Subsidiary of CalFarm and that such purchase (and deemed purchase) will be treated as "qualified stock purchases" within the meaning of Section 338 of the Code.

          (h) Each of the foregoing representations and warranties shall remain accurate as of the Closing Date.

          3.23 COMPLIANCE WITH LAWS. (a) Except as set forth in Section 3.23 of the Disclosure Schedule, none of CalFarm, Cal-Ag and CalFarm Agency is in violation (or, with notice or lapse of time or both, would be in violation) of any term or provision of any Law applicable to it or any of its Assets, the violation of which is, individually or in the aggregate with all other such violations, reasonably likely to have a CalFarm Material Adverse Effect.

          (b) Except as set forth in Section 3.23 of the Disclosure Schedule, none of CalFarm , Cal-Ag and CalFarm Agency is a party to any Contract with or other undertaking to, nor is it subject to any Order by, nor is it a recipient of any supervisory letter or other written communication of any kind from, any Governmental Entity which it has had since December 31, 1998, or is reasonably likely to have, a CalFarm Material Adverse Effect.

          (c) CalFarm has implemented procedures and programs which are reasonably designed to provide assurance that CalFarm and its respective agents and employees are in compliance in all material respects with all applicable Laws. Seller or CalFarm have previously provided Buyer with a true, complete and correct copy of documents related to CalFarm's compliance program.

          3.24 INTERESTS OF OFFICERS. Except as disclosed in Section 3.24 of the Disclosure Schedule and except for any Insurance Contracts issued by CalFarm to officers and directors of CalFarm, Cal-Ag and CalFarm Agency and Seller, no officer or director of CalFarm, Cal-Ag or CalFarm Agency nor any Affiliate of any of the foregoing parties has any loan or other obligations outstanding to or from CalFarm, Cal-Ag or CalFarm Agency or for which CalFarm, Cal-Ag or CalFarm Agency is or may be liable under guaranty or otherwise, or has any material interest in any firm, person or entity with which CalFarm, Cal-Ag or CalFarm Agency has entered into any contract or lease, or with which CalFarm, Cal-Ag or CalFarm Agency does business and which would influence that person in doing business with CalFarm, Cal-Ag or CalFarm Agency.

          3.25 EMPLOYEES. The list of CalFarm employees provided to Buyer on the date hereof is, and an updated list to be provided at Closing will be, a true and complete list of all present employees of CalFarm when provided and at Closing. The Seller has also provided Buyer with the following information: (a) the aggregate amount paid as salary in fiscal 1998; (b) the amount of salary currently being paid on an annualized basis; (c) the nature (E.G., cash bonus) and amount of all aggregate direct and indirect remuneration other than salary paid during fiscal 1998; (d) the nature and amount of all aggregate direct and indirect remuneration other than salary currently being paid on an annualized basis; and (e) the terms of any employment agreements between CalFarm and such employee. Such list shall indicate which of such employees are currently receiving long term or short term disability benefits, or are on a paid or unpaid leave of absence. CalFarm shall also provide a list of individuals who are receiving health care benefits, under any plan maintained by CalFarm, Cal-Ag or CalFarm Agency or to which such parties contribute, pursuant to the provisions of such plan or plans which are intended to satisfy the requirements of Section 4980B of the Code. This information shall be updated at Closing.

          3.26 INTELLECTUAL PROPERTY. Each of CalFarm, Cal-Ag and CalFarm Agency owns or has rights to use all Intellectual Property reasonably necessary for use in its Business as currently conducted except for any failure to have such right which would not, individually or in the aggregate, reasonably be expected to have a CalFarm Material Adverse Effect. With respect to such Intellectual Property which is reasonably necessary for use in the Business of CalFarm, Cal-Ag and CalFarm Agency as currently conducted and which is owned exclusively by CalFarm, Cal-Ag or CalFarm Agency ("Owned Intellectual Property"), to the knowledge of Seller, there are no Liens other than Permitted Liens recorded against such Owned Intellectual Property. To the knowledge of Seller, none of CalFarm, Cal-Ag and CalFarm Agency has been notified that the use of such Intellectual Property infringes or otherwise violates the rights of any Person or that any Person is challenging, infringing on or otherwise violating any ownership or use right of CalFarm, Cal-Ag and CalFarm Agency with respect to the Intellectual Property.

          3.27 BOOKS AND RECORDS. The books of account and other financial records of each of CalFarm, Cal-Ag and CalFarm Agency are in all material respects complete and correct and are accurately reflected, with respect to CalFarm, in accordance with the requirements of SAP in the SAP Statements and, with respect to Cal-Ag and CalFarm Agency, in accordance with the requirements of GAAP in the GAAP Statements. Seller has provided Buyer with access to all of CalFarm's, Cal-Ag's and CalFarm Agency's board of directors' and stockholder's minutes and consents.

          3.28 ENVIRONMENTAL MATTERS. Except as set forth in Section 3.28 of the Disclosure Schedule:

          (a) CalFarm, its operations and Real Property are in substantial compliance in all material respects with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession of all Environmental Permits required under Environmental Laws and compliance with the terms and conditions thereof, other than such Real Property in respect of which the failure to comply with applicable Environmental Laws is not reasonably likely to result in costs of further investigation, clean-up and related oversight, fines, penalties and third party claims exceeding $250,000 in any individual case and $1,000,000 in the aggregate during the five-year period commencing on the date hereof. To the Knowledge of Seller, CalFarm has not received any written notification by a Governmental Entity, citizens' group, employee or otherwise, that alleges that CalFarm or its Real Property is not in such compliance. To the Knowledge of Seller, CalFarm has not received any written notification by any Governmental Entity that any such Environmental Permit will be modified, suspended or revoked or cannot be renewed or transferred in the ordinary course of business consistent with past practice or in connection with the transaction.

          (b) There is no Environmental Claim pending against CalFarm, any Real Property or any Person whose Liability for any Environmental Claims CalFarm has retained or assumed, either contractually or by operation of Law, and to the Knowledge of Seller, there are no material facts existing on the date hereof which will result in any such Environmental Claim.

          (c) To the Knowledge of Seller, there have been no releases, spills, leaks or discharges of Hazardous Materials, in contravention of Environmental Laws, at, from or to any Real Property or any other property which required or is reasonably likely to require CalFarm to undertake investigation, abatement, removal, remedial, corrective or other response action pursuant to applicable Environmental Laws. To the Knowledge of Seller, none of the Real Property (i) is listed on any list maintained by any Governmental Entity of sites that may require investigation, abatement, removal, remedial, corrective or response action, (ii) is the subject of any investigation, abatement, removal, remedial, corrective or response action, or (iii) is subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

          (d) To the Knowledge of Seller, no Hazardous Materials were manufactured, generated, stored, treated, disposed of, transported from or otherwise managed at any Real Property, nor were Hazardous Materials from any Real Property disposed of at any other property in contravention of Environmental Laws.

          (e) To the Knowledge of Seller, there is no Real Property or formerly owned Real Property that is subject to notification and/or disclosure requirements pursuant to state property transfer statutes.

          (f) To the Knowledge of Seller, there are no underground storage tanks or surface impoundments that ever existed, or currently exist, upon, in or under any Real Property in contravention of applicable Environmental Laws.

          3.29 LABOR RELATIONS AND EMPLOYMENT. (a) Except to the extent set forth in Section 3.29 of the Disclosure Schedule, (i) there is no labor strike, material labor dispute, slowdown, stoppage or lockout actually pending, or to the Knowledge of Seller threatened against or affecting any of CalFarm, Cal-Ag or CalFarm Agency and since January 1, 1994, there has not been any such action; (ii) to the Knowledge of Seller, there are no pending union claims to represent the employees of CalFarm, Cal-Ag or CalFarm Agency there are no current union organizing activities among the employees of CalFarm, Cal-Ag or CalFarm Agency and none of CalFarm, Cal-Ag or CalFarm Agency has received notice of any unfair labor practice complaint or charge against it pending before the National Labor Relations Board; (iii) none of CalFarm, Cal-Ag or CalFarm Agency is a party to or is bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association, applicable to employees of CalFarm, Cal-Ag or CalFarm Agency; (iv) to the Knowledge of Seller, there are no written personnel policies, rules or procedures applicable to employees of CalFarm Cal-Ag and Cal Farm Agency, other than those set forth in Section 3.29 of the Disclosure Schedule, true and correct copies of which have heretofore been delivered to Buyer; and (v) each of CalFarm Cal-Ag and Cal Farm Agency is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, wages and hours. Except as set forth in Section 3.29 of the Disclosure Schedule, no employee, officer, director or independent contractor of CalFarm is entitled to any payment of money or other thing of value or will receive any rights with respect to the capital stock of CalFarm as a result of this Agreement. Except as set forth in Section 3.29 of the Disclosure Schedule, none of the transactions contemplated by this Agreement shall constitute a triggering event under any employment, severance or termination agreement or other compensation arrangement or any plan currently in effect which (either alone or upon the occurrence of any additional or subsequent event) would result in any payment, acceleration, vesting or increase in benefits to any current or former officer, employee, director or independent contractor of CalFarm or any Subsidiary of CalFarm which would constitute an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

          (b) Since January 1, 1994, none of Seller, CalFarm, Cal-Ag or CalFarm Agency has effectuated (i) a "plant closing" (as defined in the WARN
Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of CalFarm; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of Seller; nor has any of CalFarm, Cal-Ag or CalFarm Agency been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

          (c) Each of CalFarm, Cal-Ag and CalFarm Agency (i) has withheld all amounts (except for such amounts not exceeding in aggregate $50,000) required by Law or by agreement to be withheld from the wages, salaries and other payments to its employees, former employees, independent contractors, directors and former directors, (ii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits except, in the cases of clauses (ii) and
(iii) to the extent that any such violation or liability is not, individually or in the aggregate, reasonably likely to have a CalFarm Material Adverse Effect.

          3.30 TRANSACTIONS WITH AFFILIATES. Except for the Related Transfers and as otherwise set forth in Section 3.30 of the Disclosure Schedule, none of CalFarm, Cal-Ag and CalFarm Agency has entered into any transaction with an Affiliate under which either CalFarm, Cal-Ag and CalFarm Agency will have continuing obligations after the Closing, in the ordinary course of business or otherwise, which is not on the terms at least as favorable to CalFarm, Cal-Ag and CalFarm Agency as would have been applicable if such transaction had been entered into on an arms-length basis with an unaffiliated third party.

          3.31 ASSETS. Except (i) as set forth in Section 3.31 of the Disclosure Schedule and (ii) for Intellectual Property, each of CalFarm, Cal-Ag and CalFarm Agency: (a) has title to all of its properties, assets and other rights that do not constitute real property, free and clear of all Liens other than Permitted Liens; and (b) owns, has valid leasehold interests in or valid contractual rights to use, all of the assets, tangible and intangible, used by, or necessary for the conduct of, its business, except where the failure to have such title or such valid leasehold interests or such valid contractual rights would not, individually or in the aggregate, reasonably be expected to be material.

          3.32 INTERCOMPANY AGREEMENTS. Set forth in Section 3.32 of the Disclosure Schedule is a true and complete list of all Contracts between CalFarm and its Affiliates.

          3.33 SOLVENCY. Immediately prior to and immediately after any transfer of assets from Seller to CalFarm in connection with the Depooling Agreement and at the Closing Date, neither Seller nor CalFarm will have reasonable cause to believe that Seller is insolvent or is about to become insolvent as such term is used in the California Insurance Code and the rules and regulations promulgated thereunder.

          3.34 NO MISLEADING OR UNTRUE STATEMENTS. None of the statements or information contained in any of the representations and warranties of Seller set forth in this Agreement or in any of the Disclosure Schedules, certificates or lists attached hereto, or delivered or to be delivered to Buyer hereunder, contains any untrue statement of a material fact or omits any statement of a material fact necessary to make the statements contained herein or therein not misleading, in the light of the circumstances under which such statements were made.

                                      SECTION 4.
                       REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller, effective as of the date hereof, as follows:

          4.1 CAPACITY OF BUYER. Buyer is a mutual insurance company duly organized, validly existing and in good standing under the laws of the State of Ohio and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. Complete and correct copies of the articles of incorporation and code of by-laws of Buyer, each as amended to the date of delivery, have been delivered to Seller.

          4.2 VALIDITY AND EXECUTION OF AGREEMENT. The execution and delivery of this Agreement by Buyer and the performance of the transactions herein contemplated have been duly and validly authorized by all necessary corporate action on the part of Buyer. The board of directors of Buyer has duly approved this Agreement and no further corporate action is required for this Agreement to be enforceable against Buyer or to provide for the funding of its obligation hereunder. This Agreement has been duly executed and delivered by Buyer and, assuming this Agreement constitutes a valid and binding agreement of Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the qualification that enforcement of the rights and remedies created hereby is subject to (a) bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors; and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

          4.3 NO CONFLICT. Neither the execution and delivery of this Agreement nor the performance of the transactions contemplated herein by Buyer will: (a) violate or conflict with any of the provisions of the articles of incorporation or code of by-laws of Buyer; (b) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of, Buyer under the terms, conditions or provisions of any contract, or require notice and/or consent, under any contract or order to which Buyer is a party or by which any of its property is bound except for such violations, conflicts, breaches, defaults, terminations, accelerations and Liens that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect; (c) subject to the governmental approvals and other matters referred to in the following sentence, violate any Environmental Permit, Law or License to which Buyer is subject except for such violations that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Except for the approval of the California Insurance Departments, and the filings required under the HSR Act and the expiration or other termination of any waiting period, no Consent or Filing with any Person is required with respect to the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby, except for such Consents or Filings the failure of which to make or obtain would not, individually or in the aggregate, prevent or be a material impediment to the consummation of the transactions contemplated hereby.

          4.4 BROKER'S OR FINDER'S FEES. No broker, investment banker, financial advisor or other person, other than J.P. Morgan & Co. Incorporated, the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer.

          4.5 LITIGATION. There is no lawsuit or legal, administrative or regulatory proceeding or investigation pending or, to the Knowledge of Buyer, threatened in writing against Buyer which has had or would reasonably be expected to have a Buyer Material Adverse Effect on the validity and enforceability of this Agreement and the consummation of the transactions contemplated hereby.

          4.6 INVESTMENT REPRESENTATION. Buyer will acquire the Shares for its own account, and Buyer has no present intention of resale or other distribution thereof. Buyer will refrain from transferring or otherwise disposing of the Shares, or any interest therein, in such manner as to violate any registration provision of federal or state securities Laws.

          4.7 SECTION 338(h)(10) ELECTION. Buyer represents that it is eligible to make the election under Section 338(h)(10) of the Code in respect of the purchase (or deemed purchase) of the Shares and the stock of each Subsidiary of CalFarm and that such purchase (and deemed purchase) will be treated as "qualified stock purchases" within the meaning of Section 338 of the Code.

          4.8 SOLVENCY. At the Closing Date and upon physical transfer of funds pursuant to Section 2.3 of this Agreement, Buyer will not have reasonable cause to believe that Buyer is insolvent or is about to become insolvent as such term is used in the Ohio Insurance Laws or the rules and regulations promulgated thereunder.

                                      SECTION 5.
                           SELLER'S PRE-CLOSING COVENANTS

          Seller covenants and agrees to take the following actions between the date hereof and the Closing Date:

          5.1 GENERAL. Seller will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

          5.2 NOTICES AND CONSENTS. Seller will give any reasonable notices to third parties, and Seller will use commercially reasonable efforts to obtain any third-party consents that are reasonably necessary in order to consummate the transactions contemplated by this Agreement. Seller will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and Governmental Entities in connection with the matters referred to herein. Seller will use commercially reasonable efforts to assist Buyer in obtaining any necessary approvals or consents.

          5.3 CONDUCT OF BUSINESS. Except as otherwise contemplated by this Agreement or pursuant to agreements entered into prior to the date hereof, pending the Closing, Seller shall cause CalFarm, Cal-Ag and CalFarm Agency to operate and carry on its business in all material respects only in the ordinary course consistent with past practices and, without limiting the generality of the foregoing, pending the Closing:

          (a) PRESERVATION OF BUSINESS. Seller shall cause CalFarm, Cal-Ag and CalFarm Agency to take commercially reasonable actions to preserve the properties, assets and the goodwill of its Business.

          (b) PROHIBITED CHANGES. Except for, or in connection with, the settlement of any claim, lawsuit or administrative or regulatory proceeding pending or hereafter brought against CalFarm, Cal-Ag or CalFarm Agency for which Seller will provide notice to Buyer, and except as otherwise contemplated by this Agreement, Seller shall prevent CalFarm, Cal-Ag or CalFarm Agency from taking any of the following actions without the prior written approval of Buyer:

               (i) Sell, consume or otherwise dispose of any assets material to CalFarm, Cal-Ag or CalFarm Agency except in the ordinary course of business consistent with past practice; or

               (ii) Enter into any contract or commitment of any kind material to CalFarm, Cal-Ag or CalFarm Agency except in the ordinary course of business; or

               (iii) Mortgage, pledge or subject to Liens any assets material to CalFarm, Cal-Ag or CalFarm Agency except Permitted Liens; or

               (iv) Amend the articles of incorporation or bylaws of CalFarm, Cal-Ag or CalFarm Agency; or

               (v) Issue any capital stock of CalFarm or make any change in the issued and outstanding capital stock of such CalFarm, Cal-Ag or CalFarm Agency issue any warrant, option or other right to purchase shares of the capital stock of CalFarm, Cal-Ag or CalFarm Agency or any security convertible into the capital stock of any such company; or redeem, purchase or otherwise acquire any shares of the capital stock of CalFarm, Cal-Ag or CalFarm Agency; or

               (vi) Declare any dividend on, or make any distribution on the Shares or on the shares of capital stock of Cal-Ag or CalFarm Agency; or

               (vii) Assume, incur or guarantee any obligation or liability for borrowed money, other than in the ordinary course of business consistent with past practice; or

               (viii) Cancel any debts owed to CalFarm, Cal-Ag or CalFarm Agency except for compromises of trade debt in the ordinary course of business consistent with past practice; or

               (ix) Make any changes in their accounting methods, principles or practices; or

               (x) Make any increase, except as consistent with past practice or as otherwise contemplated by this Agreement, in the wages, salaries, compensation, pension or other benefits payable to any officer of CalFarm, Cal-Ag or CalFarm Agency with a title of Vice President or above who will be an officer of CalFarm, Cal-Ag or CalFarm Agency after the Closing.

          5.4 FULL ACCESS; DELIVERY OF SAP STATEMENTS. Subject to the confidentiality provision set forth in Section 15.3 hereof, Buyer shall have reasonable access during normal business hours to all premises, properties, personnel, books, records, contracts, and documents of CalFarm.

Seller will deliver to Buyer any SAP Statement of CalFarm that is filed with the California Department of Insurance within five (5) days after such filing.

          5.5 NOTICE OF DEVELOPMENTS. Seller will give written notice to Buyer of any material development to the Knowledge of Seller causing a breach of any of its own representations and warranties within five days after becoming aware of any such development. Buyer shall give written notice to Seller within five (5) days upon learning of any breach of Seller's representations; provided, however, Seller agrees that this Section shall in no way limit or waive the remedies available to Buyer.

          5.6 EXCLUSIVITY. Seller will: (a) not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets, of CalFarm, Cal-Ag and CalFarm Agency (including any acquisition structured as a merger, consolidation, or share exchange), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

          5.7 HART-SCOTT-RODINO FILING. Within twenty (20) days of the date hereof, the Seller shall file with the Federal Trade Commission and Antitrust Division of the Department of Justice, any notification and report required by the HSR Act and the rules and regulations promulgated and, in the event that any additional filings are necessary or required, shall promptly file any supplemental information which may be requested in connection therewith.

          5.8 INSURANCE. Seller will maintain, or cause CalFarm, Cal-Ag and CalFarm Agency to maintain, in effect insurance coverage against loss of or damage to, and against the liabilities and risks of CalFarm in the amounts and kinds not less favorable than those currently in effect and maintain the same through the Closing Date.

          5.9 MAINTENANCE OF RECORDS. Seller will cause CalFarm, Cal-Ag and CalFarm Agency to maintain and continue to keep its books, accounts and records in the usual manner and consistent with prior practice.

          5.10 COMPLIANCE WITH LAWS. Seller will cause CalFarm to comply in all material respects with all laws, rules, regulations, orders and decrees of any governmental body authority, including but not limited to, Environmental Laws.

          5.11 TERMINATION OF INTERCOMPANY AGREEMENTS; RELATED TRANSFERS. (a) Seller will, and will cause CalFarm to, amend the Intercompany Pooling Agreement, and take such other action as may be necessary, to terminate and depool CalFarm's participation in the pooling arrangement established thereunder, which termination and depooling shall be effective as of or prior to the Closing Date.

          (b) Seller will, and will cause CalFarm to, terminate as of or prior to the Closing Date all other agreements between CalFarm and its Affiliates listed in Section 3.32 of the Disclosure Schedule.

          (c) Seller will use commercially reasonable efforts to effectuate the other Related Transfers on or before the Closing Date.

          5.12 CONTINUED EFFECTIVENESS OF REPRESENTATIONS AND WARRANTIES. From the date hereof through the Closing Date, Seller will cause CalFarm, Cal-Ag and CalFarm Agency to conduct their respective Businesses in such a manner so that the representations and warranties made by Seller herein and the Disclosure Schedules that are qualified by materiality shall continue to be true and correct as stated herein, and such representations and warranties that are not so qualified shall continue to be true and correct as stated herein in all material respects.

          5.13 EMPLOYMENT AGREEMENTS. Seller will use commercially reasonable efforts to cause CalFarm to enter into employment agreements in substantially the form set forth in Annex C with the individuals identified on a list provided to Seller by Buyer prior to the date hereof.

          5.14 BENEFIT PLANS. Seller will cause CalFarm, Cal-Ag and CalFarm Agency to terminate (a) effective on the day prior to the Closing Date, their participation in the Zenith 401(k) Plan and (b) effective on the day of the physical transfer of the Shares, their participation in all Benefit Plans they maintain, participate in or to which they contribute.

          5.15 TRANSITION SERVICES AGREEMENT. Immediately following the date hereof, Seller and Buyer agree to use commercially reasonable efforts, working diligently and cooperatively, to negotiate and execute a Transition Services Agreement for the provision of certain services by Seller to CalFarm and by CalFarm to Seller following the Closing on a basis consistent with past practices. In addition, Seller and Buyer agree to use commercially reasonable efforts, working diligently and cooperatively to negotiate a lease agreement with respect to up to 1,000 square feet of office space in the Sacramento Property for a monthly rent of approximately $1,900.

                                     SECTION 6.
                            BUYER'S PRE-CLOSING COVENANTS

          Buyer covenants and agrees to take the following actions between the date hereof and the Closing Date:

          6.1 GENERAL. Buyer will use commercially reasonable efforts to take all actions and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement.

          6.2 NOTICE OF DEVELOPMENTS. Buyer will give prompt written notice to Seller of any material development causing a breach of any of its own representations and warranties. Buyer shall give prompt notice to Seller upon learning of any basis which causes a breach of any of Buyer's representations; provided, however, Buyer agrees that this Section shall in no way limit or waive the remedies available to Seller.

          6.3 HART-SCOTT-RODINO FILING. Within twenty (20) days of the date hereof, the Buyer shall file with the Federal Trade Commission and Antitrust Division of the Department of Justice, any notification and report required by the HSR Act and the rules and regulations promulgated and, in the event that any additional filings are necessary or required, shall promptly file any supplemental information which may be requested in connection therewith. Buyer shall pay the pre-merger filing fee under the HSR Act.

          6.4 NOTICES AND CONSENTS. Buyer will give any necessary notices to third parties, and Buyer will use commercially reasonable efforts to obtain any third-party consents that are reasonably necessary in order to consummate the transactions contemplated by this Agreement. Buyer will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents and approvals of Governmental Entities in connection with the matters referred to herein. Buyer will also use commercially reasonable efforts to assist Seller in obtaining any necessary approvals or consents.

          6.5 TRANSITION SERVICES AGREEMENT. Immediately following the date hereof, Seller and Buyer agree to use commercially reasonable efforts, working diligently and cooperatively, to negotiate and execute a Transition Services Agreement for the provision of certain services by Seller to CalFarm and by CalFarm to Seller following the Closing on a basis consistent with past practices. In addition, Seller and Buyer agree to use commercially reasonable efforts, working diligently and cooperatively to negotiate a lease agreement with respect to up to 1,000 square feet of office space in the Sacramento Property for a monthly rent of approximately $1,900.

          6.6 CALFARM'S BUSINESS. Buyer shall not and shall not cause or permit any of its Affiliates to (i) take any action, or (ii) fail to take, any action, which materially adversely affects the Business of CalFarm.

                                      SECTION 7.
                         CONDITIONS TO OBLIGATIONS OF SELLER

          The obligations of Seller hereunder are subject to the satisfaction or waiver of the following conditions:

          7.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer herein and the Disclosure Schedules that are qualified by materiality shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, on the Closing Date and shall be confirmed in writing at the Closing by Buyer.

          7.2 PERFORMANCE BY BUYER. All of the terms and conditions of this Agreement to be complied with and performed by Buyer on or before the Closing Date shall have been complied with and performed in all material respects.

          7.3 LEGAL CHALLENGE. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened; PROVIDED, HOWEVER, that any party invoking this condition shall use commercially reasonable efforts to have any such order or injunction vacated.

          7.4 APPROVALS. Seller and Buyer shall have obtained all necessary approvals including: (a) under the HSR Act and rules and regulations promulgated thereunder and the applicable waiting period shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority; and (b) all insurance department approvals, credit facility approvals and other approvals referred to in Sections 3.4 and 4.3.

          7.5 MATERIAL CHANGES. There shall not have been any material adverse change in the financial condition, results of operations or business of Buyer from that existing as of the date hereof.

          7.6 DEPOOLING AGREEMENT AND RELATED TRANSFERS. The Depooling Agreement and the Related Transfers shall have become effective.

                                      SECTION 8.
                          CONDITIONS TO OBLIGATIONS OF BUYER

          The obligations of Buyer hereunder are subject to the satisfaction or waiver of the following conditions:

          8.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller herein and in the Disclosure Schedules that are qualified as to materiality shall be true and correct, and such representations and warranties that are not so qualified shall be true and correct in all material respects, on the Closing Date and shall be confirmed in writing at the Closing by Seller.

          8.2 PERFORMANCE BY SELLER. All of the terms and conditions of this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been complied with and performed in all material respects.

          8.3 APPROVALS AND OTHER CONSENTS. Buyer and Seller shall have obtained all necessary approvals including: (a) under the HSR Act and rules and regulations promulgated thereunder and the applicable waiting period shall have expired or early termination of the waiting period shall have been approved by the appropriate regulatory authority; and (b) all insurance department approvals, credit facility approvals and other approvals referred to in Sections 3.4 and 4.3 of this Agreement.

          8.4 LEGAL CHALLENGE. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect or threatened; PROVIDED, HOWEVER, that any party invoking this condition shall use commercially reasonable efforts to have any such order or injunction vacated.

          8.5 DEPOOLING AGREEMENT AND RELATED TRANSFERS. The Depooling Agreement and the Related Transfers shall have become effective.

          8.6 FARM BUREAU SPONSORSHIP AGREEMENT AND LICENSE AGREEMENT. A Farm Bureau Sponsorship Agreement and License Agreement between Buyer and the California Farm Bureau shall have been executed, consistent with the terms set forth in the drafts of the Farm Bureau Sponsorship Agreement and the License Agreement, each dated February 19, 1999 between Buyer and the California Farm Bureau.

                                      SECTION 9.
                             ACTIONS AT CLOSING BY SELLER

          9.1  At the Closing, Seller shall deliver to Buyer:

          (a) Certificates evidencing all the Shares duly endorsed or accompanied by duly executed stock powers (in blank) and with any required transfer stamps affixed;

          (b) A certificate of an officer of the Seller: (i) attesting that the Seller has caused a reasonable examination as to the warranties and representations of Seller set forth herein; (ii) attesting that as of the Closing Date each of the representations and warranties of Seller contained herein is true; and (iii) attesting that Seller has performed all of the obligations to be performed by Seller under this Agreement from the date hereof through the Closing Date;

          (c)  Certificates of incumbency for certain officers of Seller; and

          (d) Such other documents as may be necessary or appropriate, in the reasonable opinion of Buyer or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

          (e) Deliver such other documents as may be necessary or appropriate, in the reasonable opinion of Seller or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

                                     SECTION 10.
                             ACTIONS AT CLOSING BY BUYER

          10.1 At the Closing, Buyer shall deliver to Seller:

          (a) A wire transfer of the Purchase Price in immediately available funds to an account designated in writing by Seller prior to the Closing Date;

          (b) A certificate of an officer of Buyer: (i) attesting that he has caused a reasonable examination as to warranties and representations of Buyer set forth herein; (ii) attesting, to the best of his knowledge, that on and as of the Closing Date each of the representations and warranties of Buyer contained herein is true; and (iii) attesting that Buyer has performed all of the obligations to be performed by it under this Agreement from the date hereof through the Closing Date;

          (c)  Certificates of incumbency for certain officers of Buyer; and

          (d) Such other documents as may be necessary or appropriate, in the reasonable opinion of Seller or its counsel, to evidence the authorization of, and to effect the transactions contemplated by, this Agreement.

                                     SECTION 11.
                                POST-CLOSING COVENANTS

          The Parties agree as follows with respect to the period following the
Closing:

          11.1 GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, at the sole cost and expense of the requesting party.

          11.2 LITIGATION SUPPORT. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the other, each of the other parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor).

          11.3 NON-SOLICITATION. For a three year period following the Closing Date, Seller shall not, without the prior written consent of Buyer directly or indirectly solicit for employment any person who is at the time of such solicitation an employee of Buyer (PROVIDED, HOWEVER, that Seller shall not be restricted from engaging in acts of general solicitation that are not specifically directed at employees of CalFarm. For a one year period following the Closing Date, Seller shall not, without the prior written consent of Buyer, directly or indirectly (a) solicit for employment any person who is at the time of such solicitation an employee of CalFarm (PROVIDED, HOWEVER, that Seller shall not be restricted from engaging in acts of general solicitation that are not specifically directed at employees of CalFarm) or (b) directly or indirectly hire any person then employed by CalFarm and listed in Annex D hereto.

          11.4 NON-COMPETITION. (a) For a two-year period following the Closing Date, Seller will not, without the prior written consent of Buyer, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, any insurance business that writes policies of insurance in the State of California in the following lines of business: (i) automobile, (ii) farmowners, (iii) homeowners and
(iv) commercial multiple peril coverages (other than workers' compensation insurance); and (v) health insurance coverages (except for health insurance coverages marketed or sold in connection with workers' compensation insurance); PROVIDED, HOWEVER, that nothing in this Agreement shall prohibit Seller or any of its Affiliates from engaging in the lines of business in which Seller and its Affiliates (other than CalFarm) are engaged as of the Closing Date; and PROVIDED, FURTHER, that Seller and its Affiliates shall not be prohibited from acquiring control of a Person regardless of the lines of business in which such Person is engaged provided that (x) for a ten-year period following the Closing Date, Seller shall not enter into a sponsorship agreement with the California Farm Bureau, (y) for a two-year period following the Closing Date, Seller or its Affiliates shall not make a systematic solicitation of California Farm Bureau members and (z) for a two-year period following the Closing Date Seller or its Affiliates, shall not systematically recruit and appoint CalFarm agents for other than workers compensation insurance business; and PROVIDED FURTHER that Seller and its Affiliates shall not be prohibited from acquiring an ownership interest of less than 5% in any Person whose common equity is registered under the Securities Exchange Act of 1934, as amended; PROVIDED, FURTHER, that nothing in this Agreement shall restrict in any manner any Person that directly or indirectly acquires control of Seller as a result of a merger, stock purchase, asset sale or other transaction.

          (b) For a two-year period following the Closing Date, Buyer will not permit CalFarm (or any successor to the Business of CalFarm), without the prior written consent of Seller, to engage in or own, manage, operate, join, control, or participate in the ownership, management, operation or control of, any insurance business that writes workers' compensation policies of insurance in California. In addition, Buyer will not and will not permit any of its Affiliates to engage directly or indirectly, any existing agents of CalFarm to write workers' compensation insurance policies on behalf of Buyer, CalFarm or any of their respective Affiliates; PROVIDED, HOWEVER, that Buyer shall not be prohibited from engaging, directly or indirectly any existing agents of CalFarm with which Buyer or any of its Affiliates (other than CalFarm) has an existing relationship on the date hereof; and PROVIDED, FURTHER, that Buyer and its Affiliates shall not be restricted from underwriting gross written premiums for workers compensation insurance lines of up to $2 million in the State of California on an annual basis.

          (c) Buyer and Seller acknowledge that the parties would be irreparably injured by any violation of Section 11.3 or Section 11.4 and that the remedy at law for any such violation would be inadequate. Accordingly, Buyer and Seller agree that, without the necessity for proving damages, Buyer in the case of Section 11.3 and Section 11.4(a) and Seller with respect to
Section 11.4(b), in addition to any other remedies available to such party for breaches or threatened breaches of the above provisions, shall be entitled to temporary or permanent injunctive relief or other equivalent relief, restraining the breaching party from any actual or threatened breach of any such provision.

          11.5 BENEFIT PLANS. Buyer will or will cause CalFarm, Cal-Ag and CalFarm Agency to cooperate and take all actions necessary or appropriate, as requested by Seller, in connection with Seller's termination of CalFarm, Cal-Ag and CalFarm Agency's participation in all Benefit Plans they maintain or participate in.

          11.6 EMPLOYEE AND DIRECTOR CONTRACTS, AGREEMENTS AND COMMITMENTS. Buyer shall honor all contracts, agreements, and commitments of CalFarm prior to the Closing Date which apply to any current or former employee or current or former director of CalFarm and are disclosed in Section 3.16 of the Disclosure Schedule; provided, however, that this undertaking is not intended to prevent CalFarm or the Buyer from enforcing such contracts, agreements, and commitments in accordance with their terms, including, without limitation, any reserved right to amend, modify, suspend, revoke or terminate any such contract, agreement, or commitment.

          11.7 CREDITED SERVICE UNDER EMPLOYEE PLANS. On and after the day following the date of the physical transfer of the Shares, Buyer shall provide, or shall cause to be provided, to each such CalFarm employee under each such Employee Plan of CalFarm, Buyer or any Affiliate thereof (other than the Nationwide Insurance Enterprise Retirement Plan), credit for purposes of eligibility to participate and vesting (but not for benefit accrual purposes) for service with CalFarm or Affiliates performed as of the date of the physical transfer of the Shares. Vesting service under the Nationwide Insurance Enterprise Savings Plan shall be credited only for purposes of the vesting provisions which are based on service and not those provisions which are based on plan participation.

          11.8 EMPLOYEE WELFARE BENEFIT. Buyer shall, or shall cause CalFarm or any Affiliate thereof to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to all CalFarm employees under any Employee Welfare Benefit Plan maintained by Buyer or CalFarm after the date of the physical transfer of the Shares which replaces any Employee Welfare Benefit Plan covering CalFarm employees at the Closing Date, other than limitations or waiting periods that are already in effect with respect to any such employee and that have not been satisfied as of the date of the physical transfer of the Shares under the Employee Welfare Benefit Plan maintained for such employee as of the date of the physical transfer of the Shares or exclusions that apply generally to all participants in such plans and (ii) beginning on the day following the physical transfer of the Shares, assume any and all continuing coverage obligations for CalFarm employees who are receiving continuation coverage pursuant to Code Section 4980B as of the day of the physical transfer of the Shares.

          11.9 SETTLEMENT OF INTERCOMPANY BALANCES. Seller and Buyer shall cause all intercompany balances between Seller or its Affiliates (other than CalFarm, Cal-Ag or CalFarm Agency) and each of CalFarm, Cal-Ag and CalFarm Agency existing as of the date of the Closing Balance Sheet to be settled within sixty days following the Closing Date or if the Closing Balance Sheet is audited, after the audit is completed.

                                     SECTION 12.
                                     TAX MATTERS

          12.1 INDEMNITY. (a) Seller agrees to indemnify and hold harmless Buyer, CalFarm, Cal-Ag and CalFarm Agency against the following Taxes (except for those Taxes reserved for on the Closing Balance Sheet) and, except as otherwise provided in Section 12.4, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such
Taxes: (i) Taxes imposed on CalFarm, Cal-Ag or CalFarm Agency with respect to taxable periods of such Person ending on or before the Closing Date; and (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on CalFarm, Cal-Ag or CalFarm Agency which are allocable, pursuant to Section 12.1(c), to the portion of such period ending on the Closing Date.

          (b) Buyer agrees to indemnify and hold Seller harmless for all Taxes reserved for on the Closing Balance Sheet to the extent of the amount so reserved and for all Taxes and associated expenses related to periods or portions thereof beginning on or after the Closing Date not allocated to Seller pursuant to Section 12.1(c).

          (c) In the case of Taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the Closing Date shall be:

               (i) in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) (other than conveyances pursuant to this Agreement, as provided under Section 12.8), deemed equal to the amount which would be payable if the taxable period ended with the Closing Date; and

               (ii) in the case of Taxes imposed on a periodic basis with respect to the assets of CalFarm, Cal-Ag or CalFarm Agency, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

          (d) For purposes of Section 12.1(c)(i), Seller intends to treat any Short Taxable Period (as defined below) with respect to the inclusion of CalFarm, Cal-Ag and CalFarm Agency in Seller's federal consolidated Tax Return as a regular Tax year pursuant to the terms of Treasury regulations
Section 1.1502-76(b)(2), unless the parties otherwise agree to elect to use the ratable allocation method provided in Treasury regulations Section 1.1502-76(b)(2)(ii)(2).

          12.2 TAX RETURNS AND PAYMENTS. (a) Seller shall furnish to Buyer complete and correct copies of (i) separate company PRO FORMA income Tax Returns that are filed or caused to be filed by Seller that reflect the separate company income of CalFarm, Cal-Ag and CalFarm Agency with respect to consolidated, combined and unitary Tax Returns (each a "Consolidated Return") for the taxable periods beginning January 1, 1999, and ending on the Closing Date (the "Short Taxable Period") and (ii) all non-Consolidated Returns that are filed by CalFarm, Cal-Ag and CalFarm Agency. Buyer shall pay or cause CalFarm to pay the amount of any Tax liabilities relating to CalFarm, Cal-Ag and CalFarm Agency as calculated on a stand-alone basis for such Short Taxable Period that are not allocable to Seller pursuant to the provisions of
Section 12.1(c); PROVIDED, HOWEVER, that Buyer and CalFarm shall not be obligated to pay any amount to Seller in excess of the aggregate amount accrued for Taxes on the Closing Balance Sheet.

          (b) Seller shall prepare and file or otherwise furnish in proper form to the appropriate Taxing Authority (or cause to be prepared and filed or so furnished) in a timely manner all (i) Consolidated Returns that include Seller (or that includes any affiliate of Seller other than CalFarm, Cal-Ag or CalFarm Agency) and (ii) Tax Returns relating to CalFarm, Cal-Ag and CalFarm Agency with respect to taxable periods ending on or before the Closing Date (and Buyer shall do the same with respect to any non-Consolidated Return for CalFarm, Cal-Ag and CalFarm Agency with respect to taxable periods ending after the Closing Date).

          (c)  The parties hereto agree that the amount of the discount under
Section 846 of the Code with respect to the unpaid losses, loss adjustment expenses, and salvage and subrogation of CalFarm and Cal-Ag and CalFarm Agency, if any, as of the Closing Date, shall be determined for the Short Taxable Period by utilizing the applicable interest rate for taxable years beginning after December 31, 1997, as determined under Section 846(c) of the Code, and the applicable loss payment pattern, as determined under Section 846(d) of the Code (or Section 846(e) of the Code if CalFarm has elected for prior years to utilize its own loss payment experience), and by allocating such unpaid losses, loss adjustment expenses, and salvage and subrogation to the lines of business and accident years in accordance with actuarial methods and assumptions which are consistent with those applied by CalFarm and Cal-Ag and CalFarm Agency, if any, to estimate their liability for loss and loss adjustment expenses net of reinsurance and retrocessional recoverables and salvage and subrogation as of December 31, 1998.

          12.3 REFUNDS. Any Tax refund (including any interest with respect thereto) relating to CalFarm, Cal-Ag or CalFarm Agency for Taxes paid for any taxable period ending on or prior to the Closing Date shall be the property of Seller, and, if received by Buyer, CalFarm, Cal-Ag or CalFarm Agency shall be paid over to Seller with thirty (30) days of receipt. Any Tax refund (including interest with respect thereto) relating to CalFarm, Cal-Ag or CalFarm Agency for Taxes paid for any taxable period ending after the Closing Date shall be the property of Buyer, and, if received by Seller shall be paid over to Buyer within thirty (30) days of receipt.

          12.4 CONTESTS. (a) After the Closing, Buyer shall promptly notify Seller in writing of any written notice of a proposed assessment or claim with respect to any inquiry, assessment, contest, proceeding or litigation (a "Contest") of Buyer or Seller or of any of CalFarm, Cal-Ag and CalFarm Agency which, if determined adversely to the taxpayer, would be grounds for indemnification under Section 12.1 with respect to a breach of a Tax representation in Section 3.22.

          (b) For all Consolidated Returns for any group of which Seller or any of its affiliates (other than CalFarm, Cal-Ag and CalFarm Agency) is a member, Seller shall control all such Contests in connection therewith.
Prior to the Closing Date, Seller shall control all Contests relating to CalFarm, Cal-Ag and CalFarm Agency. After the Closing Date, in the case of a Contest that relates to a non-Consolidated Return (or any item relating thereto or reported thereon) for a taxable period ending on or before, or that includes the Closing Date, Seller shall have the right at its expense to participate in and control the conduct of such Contest, and for all taxable periods thereafter, Buyer shall control such Contests. If Seller does not assume the defense of any such Contest for a taxable period ending on or before the Closing Date, Buyer may defend the same in such manner as it may deem appropriate, including, but not limited to, settling such Contest after giving ten (10) days' prior written notice to Seller setting forth the terms and conditions of settlement. In the event that a Contest covered by the third sentence of this paragraph involves issues relating to a potential adjustment for which Seller has liability and also involves separate issues relating to a potential adjustment for which Buyer would be liable, Buyer shall have the right, at its expense, to control the Contest but only with respect to the latter issues.

          (c) Neither Buyer nor Seller shall enter into any compromise or agree to settle any claim pursuant to any Contest which would adversely affect the other party for such year or a subsequent year without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause CalFarm, Cal-Ag and CalFarm Agency to cooperate, in the defense against or compromise of any claim in any Contest.

          12.5 TIME OF PAYMENT.  Payment of any amounts due under this
Section 12 in respect of Taxes shall be made within three Business Days following an agreement between Seller and Buyer that an amount is payable hereunder.

          12.6 COOPERATION AND EXCHANGE OF INFORMATION. (a) At the Closing, Seller shall cause CalFarm to provide to Buyer a list of all material Tax Returns of CalFarm required to be filed after the Closing Date for taxable periods ending on or prior to the Closing Date (including the due dates of such Tax Returns).

          (b) Together with the Closing Balance Sheet, Seller shall provide to Buyer a breakdown of the amounts accrued for all Taxes thereon.

          (c) Buyer and Seller will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any Contest in respect of Taxes or making representations to or furnishing information to parties subsequently desiring to purchase any of CalFarm, Cal-Ag or CalFarm Agency or any part of the business from Buyer. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Taxing Authorities. Seller shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of CalFarm, Cal-Ag and CalFarm Agency for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified in writing of such extensions for the respective Tax periods, or (ii) three years following the due date (without extension) for such Tax Returns. Any information obtained under this Section 12.6 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting a Contest.

          12.7 CONVEYANCE TAXES. Buyer shall be liable for and shall hold Seller harmless against any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement, and shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the

Closing Date in accordance with any available pre-sale filing procedure. Buyer or Seller, as appropriate, shall execute and deliver all instruments and certificates necessary to enable the other to comply with any filing requirements relating to any such taxes.

          12.8 SECTION 338(h)(10) ELECTION. (a) Buyer and Seller shall join in an election pursuant to Section 338(h)(10) of the Code with respect to the purchase and sale of the Shares and deemed purchase and sale of the stock of each of Cal-Ag and CalFarm Agency, and in all comparable elections under state and local Tax law with respect to the purchase and sale of any such shares (together with the election under Section 338(h)(10) of the Code, the "Elections"). Consistent with the following provisions of this Section 12.8, each of Buyer and Seller shall take all steps required to properly and timely effect the Elections.

          (b) Buyer and Seller shall cooperate fully with respect to the making of the Elections. Such cooperation shall include, but shall not be limited to, (i) no later than sixty (60) days prior to the due date of Form 8023, Buyer providing Seller with a statement setting forth the calculation of the Modified Aggregate Deemed Sales Price ("MADSP") of the assets of CalFarm, Cal-Ag and CalFarm Agency as of the close of the Closing Date (within the meaning of, and in accordance with Treasury regulations Section 1.338(h)(10)-1(f)) and the allocation of the MADSP among the assets of CalFarm, Cal-Ag and CalFarm Agency as of the close of the Closing Date in accordance with Section 338(b)(5) of the Code and the Treasury regulations promulgated thereunder, and (ii) the preparation and delivery of any other related documentation required by the applicable Taxing Authorities.

          (c) Buyer and Seller shall jointly execute and file Form 8023 with the Internal Revenue Service in accordance with Section 338 of the Code and the Treasury regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date.

          (d) For purposes of the Elections, the insurance liabilities of CalFarm shall be taken into account in amounts reflected for federal income tax purposes rather than in amounts reflected in the applicable SAP Financial Statements.

          12.9 MISCELLANEOUS. (a) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to CalFarm, Cal-Ag or CalFarm Agency) under this Section 12 and the indemnity provisions of Section 14.2 as adjustments to the Purchase Price or as capital contributions for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

          (b) All payments payable under any Tax-sharing agreement or arrangement between Seller and CalFarm, Cal-Ag or CalFarm Agency for any taxable period ending on or prior to the Closing Date shall be calculated on a basis consistent with that used to date and be payable in full on or before the Closing Date or within a reasonable period of time thereafter in order for the parties hereto to determine the actual amounts due pursuant to the terms thereof. No payments shall be made pursuant to any Tax-sharing agreement or arrangement between Seller and CalFarm, Cal-Ag or CalFarm
Agency for or with respect to any Tax liabilities for any taxable period or portions thereof beginning after the Closing Date. Any and all Tax-sharing agreements or arrangements by and between Seller, CalFarm, Cal-Ag or CalFarm Agency shall be terminated at the time that CalFarm, Cal-Ag and CalFarm Agency are no longer permitted under applicable law to be included in a Consolidated Return with Seller or any Seller affiliate (other than CalFarm, Cal-Ag or CalFarm Agency).

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

                                     SECTION 13.
                               TERMINATION AND REMEDIES

          13.1 TERMINATION OF AGREEMENT. The parties may terminate this Agreement as provided below:

          (a) The parties may terminate this Agreement by mutual written consent at any time prior to the Closing;

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing: (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before September 30, 1999 (the "Upset Date"), by reason of the failure of any condition precedent under Section 8.1 or 8.2 hereof (unless the failure resulted primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

          (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing: (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before the Upset Date, by reason of the failure of any condition precedent hereunder (unless the failure resulted primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

          (d) Either Buyer or Seller may terminate this Agreement by giving written notice to the other party if the parties are unable to agree to a reasonably acceptable 1998 Pro Forma

     Balance Sheet in accordance with Section 2.5 of this Agreement within 20 days after Buyer notifies Seller of any disputed items.

                                     SECTION 14.
                          GENERAL SURVIVAL; INDEMNIFICATION
                               MEDIATION AND LITIGATION

          14.1 SURVIVAL OF REPRESENTATIONS. (a) The representations and warranties made by Seller in Section 3 hereof (including the Disclosure Schedules and the certificate delivered in accordance with Section 9.1(b) hereof, insofar as the Disclosure Schedule and such certificate relate to such representations and warranties) or elsewhere in this Agreement (other than in Section 3.22) shall survive one year after the Closing; PROVIDED, THAT, the representations and warranties made in Sections 3.5, 3.6 and 3.17 shall survive until the expiration of the statute of limitations applicable to each claim or event as to which a breach of such representation or warranty is based or asserted (respectively, the "Cut-Off Date").

          (b) The representations and warranties made by Buyer in Section 4 hereof (including the certificates delivered in accordance with Section 10(b) hereof insofar as such certificates relate to such representations and warranties) shall survive until the Cut-Off Date.

          14.2 INDEMNIFICATION. (a) Seller shall indemnify, and hold, Buyer harmless from and against any and all liability, loss, cost and expense whatsoever (including reasonable fees of legal counsel and related disbursements) (together, "Damages") incurred by Buyer as a result of or related to: (i) any breach of any representation, warranty, covenant and agreement made by Seller in this Agreement (other than in Section 3.22), in any certificate or schedule delivered pursuant hereto; (ii) any demands, claims, actions or causes of action of whatever kind or character arising out of or in connection with any actions taken by Seller at any time, by its ERISA Affiliates at any time such ERISA Affiliate is or was a Seller ERISA Affiliate, or by CalFarm or any of its ERISA Affiliates prior to the Closing Date, with respect to any Benefit Plan which has at any time been sponsored by Seller, CalFarm or any ERISA Affiliate of Seller or CalFarm or with respect to which Seller or any such person contributes or has been obligated or required to contribute; (iii) any claim arising from

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

circumstances existing at the time CalFarm was a Subsidiary of Seller by any current or former director, officer or employee of Seller; and (iv) demands, claims, actions or causes of action of any kind whatsoever, made in connection with policies of insurance not directly written by CalFarm that were ceded to CalFarm by Seller pursuant to the Intercompany Pooling Agreement;

          (b) Buyer shall indemnify and hold Seller harmless from and against any and all Damages incurred by Seller or its Affiliates, as a result of or related to: (i) any breach of any representation, warranty, covenant and agreement made by Buyer in this Agreement or in any certificate or schedule delivered pursuant hereto or any agreement executed and delivered in connection with the transactions contemplated under this Agreement; (ii) any claim arising from circumstances existing after the Closing by any current or former director, officer or employee of Seller; and (iii) demands, claims, actions or causes of action of any kind whatsoever made in connection with policies of insurance that were directly written by CalFarm and ceded to Seller pursuant to the Intercompany Pooling Agreement.

          (c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any party in respect of which indemnity may be sought pursuant to this Section 14.2, such Party (the "Indemnified Party") shall promptly give written notice thereof to the person against whom such indemnity may be sought (the "Indemnifying Party"). The notice shall state the information then available regarding the amount of the claim or Damages and shall specify the provision or provisions of this Agreement under which the right to indemnification is being asserted. If within 30 days after receiving such notice, the Indemnifying Party gives written notice to the Indemnified Party stating that it intends to defend against such claim or Damages at its own cost and expense, the defense (including the right to settle or compromise such action) of such matter, including selection of counsel (subject to the consent of the Indemnified Party which consent shall not be unreasonably withheld) and the sole power to direct and control such defense, shall be by the Indemnifying Party and the Indemnified Party shall make no payment in respect of such claim or Damages to any third party as long as the Indemnifying Party is conducting a good faith and diligent defense. In any such defense, the Indemnifying Party will consult with the Indemnified Party in connection with the Indemnifying Party's defense. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, at its own cost and expense unless: (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the contrary; (ii) the Indemnifying Party has failed within a reasonable time to retain counsel, in which event the Indemnified Party shall have the right to retain counsel at the expense of the Indemnifying Party; or (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for the Indemnified Party, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm sought to be retained by the Indemnified Party with respect to which the Indemnified Party seeks to be indemnified by the Indemnifying Party shall be designated in writing by the Indemnified Party and any such separate firm for the Indemnifying Party to be indemnified by the Indemnified Party shall be designated in writing by the Indemnifying Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent (which shall not be unreasonably withheld), but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify any Indemnified Party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse an Indemnified Party for fees and expenses of counsel as contemplated herein, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent herein if (i) such settlement is entered into more than 30 days after receipt by such Indemnifying Party of the aforesaid request; and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request (other than due to a reasonable dispute as to the validity of such request) prior to the date of settlement. If no such notice of intent to dispute and defend is given by the Indemnifying Party, or if such diligent good faith defense is not being or ceases to be conducted, the Indemnified Party shall, at the expense of the Indemnifying Party, undertake the defense of such claim or Damages with counsel selected by the Indemnified Party, and shall have the right to compromise or settle the same exercising reasonable business judgment. The Indemnified Party shall make available all information and assistance that the

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

Indemnifying Party may reasonably request and shall cooperate with the Indemnifying Party in such defense. Notwithstanding anything herein to the contrary, the Indemnifying Party shall have the right to settle all claims of third parties for which indemnification is payable hereunder without the consent of the Indemnified Party so long as such settlement releases the Indemnified from all liability for or in connection with such action.

          (d) Notwithstanding anything herein to the contrary, (i) no claim by any Indemnified Party against an Indemnifying Party, which claim relates to a breach of a representation or warranty made in this Agreement may be made unless notice of such breach is given in accordance with this Section 14 prior to the expiration of the thirty day period immediately following the Cut-Off Date; (ii) the Indemnifying Party shall not have any liability hereunder unless the aggregate amount of all Damages incurred by the Indemnified Party for which the Indemnifying Party would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $2,000,000 and then only to the extent of such excess; and (iii) the maximum aggregate liability of the Indemnifying Party under this Section shall not exceed $200,000,000.

          (e)  None of the limitations set forth in Section 14.2 (d)(ii), and
(iii) above shall apply to claims for indemnification made by Buyer pursuant to Section 14.2(a)(iv) above or by Seller pursuant to Section 14.2(b) (iii) above.

          (f) Notwithstanding anything in this Section 14 to the contrary, the rights and obligations of the parties with respect to Tax matters shall be governed exclusively by Section 12.

          14.3 MEDIATION. Seller and Buyer shall endeavor to resolve any dispute out of or relating to this Agreement by non-binding mediation under the then current CPR Model Mediation Procedure for Business Disputes.

          14.4 LITIGATION. If the dispute has not been resolved by non-binding mediation as provided for in Section 14.3 above within ninety
(90) days of the initiation of such procedure, either party may initiate litigation; PROVIDED, HOWEVER, that if one party has requested the other to participate

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

in a non-binding procedure and the other has failed to participate, the requesting party may initiate litigation before the expiration of the above period, PROVIDED FURTHER, that the losing party in any such litigation shall be obligated to pay the attorneys fees and reasonable expenses of the prevailing party.

                                     SECTION 15.
                                  GENERAL PROVISIONS

          15.1 EXPENSES. Except as otherwise provided herein, all fees, commissions and other expenses incurred by Buyer or Seller in connection with the negotiation of this Agreement and in preparing to consummate the transactions contemplated hereby, including the fees and expenses of their respective counsel and other advisors, shall be borne by the party incurring such fee, commission or expense.

          15.2 EXECUTION IN COUNTERPARTS; BINDING EFFECT. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other parties.

          15.3 CONFIDENTIALITY. The provisions of the Confidentiality Agreement are incorporated herein by reference and shall be binding on Buyer and Seller unless and until the Closing occurs. The provisions of this
Section 15.3 and of the Confidentiality Agreement (incorporated herein) shall remain in force and effect notwithstanding any termination of this Agreement under Section 13 hereof.

          15.4 GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the choice of law provisions thereof.

          15.5 NOTICES. (a)   Service of process, and any other notices or
other communications required or permitted under this Agreement, shall be given in writing and delivered

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

personally, sent by confirmed facsimile transmission, mailed first class or sent by overnight courier guaranteeing next-day delivery, addressed as follows:

          (i)  If to Buyer:   Nationwide Mutual Insurance Company
                              One Nationwide Plaza
                              Columbus, Ohio  43215
                              Attention: David A. Diamond
                                         Vice President-Controller
                              Facsimile:  (614) 249-3003

          with a copy to:     Dietrich, Reynolds & Koogler
                              One Nationwide Plaza
                              Columbus, Ohio  43215
                              Attention: Roger A. Craig, Esq.
                              Facsimile:  (614) 249-7254

          (ii) If to Seller:  Zenith Insurance Company
                              21255 Califa Street
                              Woodland Hills, California  91367-5021
                              Attention:  Stanley R. Zax
                              Facsimile:  (818) 713-0177

          with a copy to:     LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                              125 West 55th Street
                              New York, New York  10019-5389
                              Attention:  Lars Bang-Jensen
                              Facsimile:  (212) 424-8500

          (b) Notices or communications required or permitted under this Agreement shall be deemed to have been received by the addressee: (i) on the date given, if delivered personally or sent by confirmed facsimile transmission, (ii) five days after the date of deposit, if mailed by first class mail, and (iii) one day after delivery to a courier, if sent by overnight courier guaranteeing next-day delivery. Either party may change the person, address or facsimile transmission number for service of process upon it or delivery of notices or other communications to it under this Agreement by delivering notice of such change to the other party in accordance with this Section 15.5.

          15.6 TITLES AND HEADINGS. Titles and headings to Sections herein, and the Table of Contents to this Agreement, are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

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

          15.7 SUCCESSORS AND ASSIGNS; BENEFICIARIES. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, heirs, executors, legal representatives and permitted assigns; provided, however, that no party shall assign any rights or delegate any of the obligations created under this Agreement without prior written consent of the other party. Nothing in this Agreement shall confer upon any person or entity not a party to this Agreement, or the legal representatives of such person or entity, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement. The representations, warranties, covenants and agreements of Seller contained in this Agreement are for the sole benefit of Buyer and are not intended to benefit, and may not be relied upon or enforced by, any other person.

          15.8 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any person (including, but not limited to, the employees of CalFarm), other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

          15.9 ENTIRE AGREEMENT. This Agreement represents the entire agreement and understanding of the parties with reference to the transactions set forth herein, and no representations or warranties have been made in connection with this Agreement or the transactions contemplated hereby other than those expressly set forth in this Agreement, the Disclosure Schedule, the Confidentiality Agreement or in the certificates and other documents delivered in accordance herewith. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, and understandings between the parties relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any proceeding involving this Agreement.

          15.10 WAIVERS AND AMENDMENTS. Each of Seller and Buyer may, but shall not be obligated to, by written notice to the others: (a) extend the time for the performance of any of the obligations or other actions of the other; (b) waive any inaccuracies in the representations or warranties of the other contained in this Agreement; (c) waive compliance with any of the covenants of the other created under this Agreement; or (d) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by Seller and Buyer.

          15.11 SEVERABILITY. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

          15.12 SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, such approval will not be unreasonably withheld.

          15.13 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

          15.14 SPECIFIC PERFORMANCE. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

          15.15 PUBLIC ANNOUNCEMENTS. Seller and Buyer will consult and make a good faith effort to agree with each other before issuing, and provide each other the opportunity to review, comment upon and approve, any press release or other public statements with respect to this Agreement or the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement without the prior approval thereof by Seller and Buyer (such approval not to be unreasonably withheld), except as may be required by applicable law, judicial or administrative process or by obligations pursuant to any listing agreement with any national securities exchange or the Nasdaq Stock Market.

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                                      -72-

     IN WITNESS WHEREOF, the parties have executed this Agreement, all as of the day and year first above written.

                                ZENITH INSURANCE COMPANY


                                By:  /s/  Stanley R. Zax
                                   -----------------------------------
                                     Stanley R. Zax
                                     Chairman & President


                                NATIONWIDE MUTUAL INSURANCE COMPANY


                                By:  /s/  Mark B. Koogler
                                   -----------------------------------
                                     Mark B. Koogler
                                     Vice President - Associate General Counsel

                              Annexes not included.